Filed Pursuant to Rule 424(b)(5)
Registration No. 333-285503
and 333-285503-01

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 1, 2025

Preliminary Prospectus Supplement

(To Prospectus dated March 25, 2025)

$

LPL Holdings, Inc.

$   % Senior Notes due 20

$   % Senior Notes due 20

$   % Senior Notes due 20

Guaranteed as to the Payment of Principal and Interest by

LPL Financial Holdings Inc.

LPL Holdings, Inc. (the “Issuer”) is offering $    aggregate principal amount of % Senior Notes due 20  (the “20  Notes”), $    aggregate principal amount of  % Senior Notes due 20  (the “20  Notes”) and $    aggregate principal amount of  % Senior Notes due 20  (the “20  Notes”). We refer to the 20  Notes, the 20  Notes and the 20  Notes collectively as the “Notes.”

The 20  Notes will bear interest at the rate of  % per year. The 20  Notes will mature on   , 20  . The 20  Notes will bear interest at the rate of  % per year. The 20  Notes will mature on   , 20  . The 20  Notes will bear interest at the rate of  % per year. The 20  Notes will mature on   , 20  . We will pay interest on the Notes semi-annually in cash in arrears on     and     of each year, beginning on   , 2025 and ending on the applicable maturity date.

We intend to use the net proceeds from this offering of our Notes, together with the net proceeds from the 2025 Equity Offering (as defined herein), available cash and available borrowings under the Revolving Credit Facility (as defined herein), to finance the acquisition (the “Commonwealth Acquisition”) of Commonwealth Financial Network (“Commonwealth”) and, to the extent that any proceeds remain thereafter, for general corporate purposes. See “Use of Proceeds.”

On March 31, 2025, LPL Financial Holdings Inc., the Issuer’s parent company (the “Guarantor”), announced that the Issuer had entered into an equity purchase agreement (the “Commonwealth Agreement”) to acquire Commonwealth. This offering is not conditioned upon the completion of the Commonwealth Acquisition. However, if (i) the consummation of the Commonwealth Acquisition does not occur prior to December 28, 2025, (ii) we notify the trustee and the holders of the Notes that we will not pursue the consummation of the Commonwealth Acquisition or (iii) the Commonwealth Agreement has been terminated without the consummation of the Commonwealth Acquisition, the Notes will be subject to a special mandatory redemption upon the terms and at the redemption price set forth in this prospectus supplement under “Description of Notes—Special Mandatory Redemption.”

We also may redeem the Notes, in whole or in part, at any time or from time to time, prior to their maturity at the applicable redemption price described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest thereon to, but excluding, the redemption date for the Notes.

The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor (the “guarantee”). The Notes will be senior unsecured obligations of the Issuer that rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated indebtedness and that rank senior in right of payment to all of the Issuer’s future subordinated debt. The Notes will be effectively subordinated to the Issuer’s future secured obligations to the extent of the value of the collateral securing such obligations and will be structurally subordinated to all of the existing and future liabilities of the Issuer’s subsidiaries. The guarantee will be a senior unsecured obligation of the Guarantor that ranks equally in right of payment with all of the Guarantor’s existing and future senior unsecured obligations that are not expressly subordinated to the guarantee. The guarantee will be effectively subordinated to the Guarantor’s future secured obligations to the extent of the value of the collateral securing such obligations and will be structurally subordinated to all of the existing and future liabilities of the Guarantor’s subsidiaries. The guarantee will be senior in right of payment to all of the Guarantor’s future subordinated debt.

Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 1 in the accompanying prospectus and the risk factors described in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

We do not intend to apply for listing of the Notes on any securities exchange. Currently, there are no public markets for the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note		20 Notes Total	Per 20 Note		20 Notes Total	Per 20 Note		20 Notes Total
Initial public offering price(1)		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds, before expenses, to LPL Holdings, Inc.(1)		%	$		%	$		%	$

(1)	Plus accrued interest from , 2025, if settlement occurs after that date.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the account of its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about    , 2025, which is the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date. See “Underwriting.”

Joint Book-Running Managers

Morgan Stanley	Citigroup	Citizens Capital Markets	Truist Securities	US Bancorp

   , 2025

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first consists of this prospectus supplement, which describes the specific terms of this offering and the Notes and the guarantee. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated by reference in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us or the underwriters specifying the final terms of this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates and the information in the incorporated documents is only accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about, and observe, any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Except as otherwise indicated or as context otherwise requires, references in this prospectus supplement to “LPL,” “we,” “us,” “our,” and the “Company” mean LPL Financial Holdings Inc. (“LPLFH”) and its consolidated subsidiaries, taken as a whole; references in this prospectus supplement to the “Issuer” mean LPL Holdings, Inc. and not any of its subsidiaries; and references to LPLFH or the “Guarantor” mean LPLFH and not any of its subsidiaries.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement presents certain “non-GAAP measures” as a supplement to LPLFH’s consolidated results presented in accordance with generally accepted accounting principles (“GAAP”), such as Gross Profit, Credit Agreement EBITDA and Core G&A. Non-GAAP measures have limitations as analytical tools. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with GAAP. Definitions and reconciliations of certain non-GAAP measures to the most directly comparable GAAP measures are provided in “Summary—Summary Consolidated Financial and Other Data.”

MARKETING AND INDUSTRY DATA AND FORECASTS

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein from internal company sources, as well as market research, publicly available information and industry publications as indicated herein. While we believe the industry publications to be reliable, the accuracy and completeness of such information cannot be guaranteed. Similarly, while we believe such internal information and market research are reliable, such sources have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy or completeness of such information. Investors should note that market data and statistics are inherently subject to a range of limitations and possible errors, including errors in data collection and the possibility that relevant data has been omitted. As a result, this data is subject to uncertainty and is not necessarily reflective of actual market conditions. Estimates and forecasts involve additional risks and uncertainties and are subject to change based on various factors, including those discussed in “Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus (including the information incorporated by reference herein and therein) and any free writing prospectus that we may provide you in connection with this offering regarding our future financial and operating results, outlook, growth, plans, business strategies, liquidity, future share repurchases and dividends, including statements regarding future resolution of regulatory matters, legal proceedings and related costs; the Company’s future revenue and expense; future affiliation models and capabilities; the timing of and our expected closing of the Commonwealth Acquisition; the expected conversion, transition and onboarding of advisors, institutions and assets in connection with our acquisition and recruitment activity, including the conversion of assets of the broker-dealers and investment advisors acquired in connection with our acquisition of Commonwealth and Atria Wealth Solutions, Inc. (“Atria”); market and macroeconomic trends, including the effects of inflation and the interest rate environment; projected savings and anticipated improvements to our operating model, services, and technologies as a result of our investments, initiatives, programs and acquisitions; and any other statements that are not related to present facts or current conditions, or that are not purely historical, constitute forward-looking statements. These forward-looking statements reflect our expectations and objectives as of the date of this prospectus supplement. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that expectations or objectives expressed or implied by us will be achieved. The achievement of such expectations and objectives involves risks and uncertainties that may cause actual results, levels of activity or the timing of events to differ materially from those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; changes in interest rates and fees payable by banks participating in our client cash programs, including our success in negotiating agreements with current or additional counterparties; our strategy and success in managing client cash program fees; fluctuations in the levels of advisory and brokerage assets, including net new assets, and the related impact on revenue; effects of competition in the financial services industry and our success in attracting and retaining financial advisors and institutions, and their ability to provide financial products and services effectively; whether retail investors served by newly-recruited advisors choose to move their respective assets to new accounts with us; difficulties and delays in onboarding the assets of acquired, recruited or transitioned advisors, including the receipt and timing of regulatory approvals that may be required; disruptions in our businesses that could make it more difficult to maintain relationships with advisors and their clients; the choice by clients of acquired, recruited, or transitioned advisors not to open brokerage and/or advisory accounts at the Company; changes in the growth and profitability of our fee-based offerings and asset-based revenues; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by federal and state regulators and self-regulatory organizations; the cost of defending, settling and remediating issues related to regulatory matters or legal proceedings, including civil monetary penalties or actual costs of reimbursing customers for losses in excess of our reserves or insurance; changes made to our services and pricing, including in response to competitive developments and current, pending and future legislation, regulation and regulatory actions, and the effect that such changes may have on our gross profit streams and costs; execution of our capital management plans, including its compliance with the terms of our Credit Agreement (as defined herein), the committed revolving credit facility at our primary broker-dealer subsidiary, LPL Financial LLC, and the indentures governing our senior unsecured notes; strategic acquisitions and investments, including pursuant to our Liquidity & Succession solution, and the effect that such acquisitions and investments may have on our capital management plans and liquidity; the price, availability and trading volumes of shares of our common stock, which will affect the timing and size of future share repurchases by the Company, if any; execution of our plans and our success in realizing the synergies, expense savings, service improvements or efficiencies expected to result from our investments, initiatives and acquisitions, expense plans and technology initiatives; whether advisors affiliated with Commonwealth or Atria will transition registration to us and whether assets reported as serviced by such financial advisors will translate into our assets; the performance of third-party service providers to which business processes have been transitioned; our ability to control operating risks, information technology systems risks, cybersecurity risks and sourcing risks; and the other factors set forth in “Risk Factors” and in the section entitled “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “2024 Annual Report”), which is incorporated by reference herein, and other information contained in our 2024 Annual Report and in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you in connection with this offering. Except as required by law, we specifically disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus supplement, even if our estimates change, and you should not rely on statements contained herein as representing our views as of any date subsequent to the date of this prospectus supplement.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and any free writing prospectuses we provide to you. This summary may not contain all of the information that may be important to you or that you should consider before investing in the Notes. For a more complete understanding of our business, you should read this entire prospectus supplement and the accompanying prospectus carefully, particularly the discussion under “Risk Factors” herein, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2024 Annual Report , which are incorporated by reference herein, and the financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

General Corporate Overview

LPL serves the financial advisor-mediated marketplace as the nation’s largest independent broker-dealer, a leading investment advisory firm and a top custodian. We support nearly 29,000 financial advisors, and the wealth management practices of approximately 1,200 financial institutions, servicing and custodying approximately $1.7 trillion in brokerage and advisory assets. The firm provides a wide range of advisor affiliation models, investment solutions, fintech tools and practice management services, ensuring that advisors and institutions have the flexibility to choose the business model, services and technology resources they need to run successful businesses.

We are steadfast in our commitment to the advisor-mediated model and the belief that investors deserve access to personalized guidance from a financial advisor. We believe advisors should have the freedom to choose the business model, services and technology they need and to manage their client relationships. We believe investors achieve better outcomes when working with a financial advisor, and we strive to make it easy for advisors to do what is best for their clients.

We believe that we are the only company that offers the unique combination of an integrated technology platform, comprehensive self-clearing services and access to a wide range of curated non-proprietary products all delivered in an environment unencumbered by conflicts from product manufacturing, underwriting and market- making.

LPLFH, which is the parent company of our business, was incorporated in Delaware in 2005. LPLFH’s most significant wholly owned subsidiaries are described below:

•

The Issuer is a direct subsidiary of LPLFH and is an intermediate holding company of the Company’s business and directly or indirectly owns 100% of the issued and outstanding equity interests of all of LPLFH’s indirect subsidiaries, including a captive insurance subsidiary that underwrites insurance for various legal and regulatory risks of the Company.

•

LPL Financial LLC (“LPL Financial”), with primary offices in San Diego, California; Fort Mill, South Carolina; Tempe, Arizona; Boston, Massachusetts; and Austin, Texas, is a clearing broker-dealer and an investment advisor that principally transacts business as an agent for its advisors and enterprises on behalf of their clients in a broad array of financial products and services. LPL Financial is licensed to operate in all 50 states, Washington D.C., Puerto Rico and the U.S. Virgin Islands.

•

LPL Enterprise, LLC (“LPL Enterprise”) is a limited product shelf introducing broker-dealer and registered investment advisor that supports a portion of the Company’s institutional businesses, providing brokerage and investment advisory services to the clients of those institutional businesses.

•	LPL Insurance Associates, Inc. (“LPLIA”) operates as a brokerage general agency that offers life and disability insurance products and services.

•

Atria is a holding company for the registered broker-dealers and investment advisors that the Company acquired in connection with the acquisition of Atria. Atria has seven introducing broker-dealer subsidiaries, which clear transactions through third-party clearing and carrying firms. The Company expects to complete the conversion of assets from these acquired broker-dealers and investment advisors in 2025.

•

AW Subsidiary, Inc. is a holding company for AdvisoryWorld and Blaze Portfolio Systems LLC (“Blaze”). AdvisoryWorld offers technology products, including proposal generation, investment analytics and portfolio modeling, to both the Company’s advisors and external clients in the wealth management industry. Blaze provides an advisor-facing trading and portfolio rebalancing platform.

•	The Private Trust Company, N.A. (“PTC”) provides trust administration, investment management oversight and Individual Retirement Account (“IRA”) custodial services.

•

LPL Employee Services, LLC and its subsidiary, Allen & Company of Florida, LLC, along with their affiliate Financial Resources Group Investment Services, LLC, provide primary support for the Company’s employee advisor affiliation model.

Recent Developments

On March 31, 2025, we announced that we had entered into the Commonwealth Agreement to acquire Commonwealth for a purchase price of approximately $2.7 billion in cash, subject to certain customary adjustments as set forth in the Commonwealth Agreement. The transaction is expected to close in the second half of 2025 and is subject to regulatory approvals and other customary closing conditions. Commonwealth is an independently owned wealth management firm based in the U.S. It provides integrated business solutions and services for approximately 2,900 independent financial advisors in the U.S., managing approximately $285 billion of brokerage and advisory assets as of December 31, 2024. As of December 31, 2024, Commonwealth’s asset mix is approximately 75% advisory and 25% brokerage, with client cash sweep balances of approximately $6 billion.

The foregoing description of the Commonwealth Acquisition does not purport to be complete and is qualified in its entirety by reference to the definitive purchase agreement, which is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, certain items of which are incorporated by reference into this prospectus supplement. See “Information We Incorporate by Reference.” The definitive agreement has been incorporated by reference into this prospectus supplement solely to provide investors and security holders with information relating to its terms. It is not intended to be a source of financial, business or operational information about ourselves or Commonwealth. The representations, warranties and covenants contained in the definitive agreement are made only for the purposes of the definitive agreement and are made as of specific dates and are solely for the benefit of the parties to the definitive agreement. As to factual matters concerning ourselves or Commonwealth, you should not rely upon the representations and warranties in the definitive agreement.

On March 31, 2025, LPLFH announced the pricing of its underwritten public offering of 4,687,500 shares of its common stock at a public offering price of $320.00 per share, which will result in net proceeds to LPLFH of approximately $1,458.8 million (the “2025 Equity Offering”). LPLFH also granted the underwriters in that offering a 30-day option to purchase up to an additional 703,125 shares of its common stock at the public offering price, less underwriting discount and commissions. If the underwriters in the 2025 Equity Offering exercise that option in full, LPLFH will receive approximately $218.8 million in additional net proceeds. The 2025 Equity Offering is expected to close on April 2, 2025, subject to satisfaction of customary closing conditions.

In connection with entering into the Commonwealth Acquisition, we have obtained committed financing to fund a portion of the purchase price pursuant to a commitment letter (the “Commitment Letter”) entered into on March 28, 2025, with Morgan Stanley Senior Funding, Inc., which provides commitments for a 364-day senior unsecured bridge loan facility (the “Bridge Facility”) in an aggregate initial principal amount of $2.6 billion, with such principal amount to be reduced by, among other things, the aggregate net cash proceeds received by LPLFH or any of its subsidiaries from certain debt or equity transactions, including this Notes offering and the 2025 Equity Offering. Loans under the Bridge Facility, if any, will be guaranteed by LPLFH. The funding of the Bridge Facility is contingent on the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) consummation of the Commonwealth Acquisition.

Corporate Information

The Issuer, a Massachusetts corporation, is a wholly-owned direct subsidiary of LPLFH and was incorporated in 2003. LPLFH, a Delaware corporation, was incorporated in 2005. Our address is 4707 Executive Drive, San Diego, California 92121.

Our telephone number is (800) 877-7210. Our website address is www.lpl.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	LPL Holdings, Inc.

Guarantor	LPL Financial Holdings Inc.

Notes Offered	$ aggregate principal amount of % senior notes due 20 (the “20 Notes”).

$ aggregate principal amount of % senior notes due 20 (the “20 Notes”).

$ aggregate principal amount of % senior notes due 20 (the “20 Notes”).

Maturity Date	The 20 Notes will mature on , 20 (the “20 Notes Maturity Date”), the 20 Notes will mature on , 20 (the “20 Notes Maturity Date”) and the 20 Notes will mature on , 20 (the “20 Notes Maturity Date”).

Interest	Interest on the 20 Notes will accrue at the rate of % per year, interest on the 20 Notes will accrue at the rate of % per year and interest on the 20 Notes will accrue at the rate of % per year, in each case, from and including , 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in cash in arrears on and of each year, commencing on , 2025.

Guarantee	The Guarantor will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of, premium, if any, on and interest on the Notes, when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. See “Description of Notes—Guarantees.”

Ranking	The Notes will be senior unsecured obligations of the Issuer, and will be:

•	effectively subordinated to the Issuer’s future secured obligations to the extent of the value of the collateral securing such obligations;

•	structurally subordinated to all of the existing and future liabilities of the Issuer’s subsidiaries;

•	equal in right of payment with all of the Issuer’s other unsecured and unsubordinated indebtedness; and

•	senior in right of payment to all of the Issuer’s future subordinated debt.

The guarantee will be a senior unsecured obligation of the Guarantor, and will be:

•	effectively subordinated to the Guarantor’s future secured obligations to the extent of the value of the collateral securing such obligations;

•	structurally subordinated to all of the existing and future liabilities of the Guarantor’s subsidiaries;

•	equal in right of payment with all of the Guarantor’s existing and future senior unsecured obligations that are not expressly subordinated to the guarantee; and

•	senior in right of payment to all of the Guarantor’s future subordinated debt.

Special Mandatory Redemption	If (i) the consummation of the Commonwealth Acquisition does not occur prior to December 28, 2025, (ii) we notify the trustee and the holders of the Notes that we will not pursue the consummation of the Commonwealth Acquisition or (iii) the Commonwealth Agreement has been terminated without the consummation of the Commonwealth Acquisition (each a “Special Mandatory Redemption Trigger”), we will be required to redeem all of the Notes then outstanding on the date of the special mandatory redemption at 101% of the aggregate principal amount of the Notes then outstanding, plus accrued and unpaid interest to, but not including, the date of the special mandatory redemption. The date of the special mandatory redemption shall be within ten business days (subject to the applicable procedures of The Depository Trust Company (“DTC”)) following the transmission of a notice of special mandatory redemption, which shall be transmitted no later than ten business days after the occurrence of a Special Mandatory Redemption Trigger. See “Description of Notes—Special Mandatory Redemption.”

Optional Redemption	Prior to the applicable Par Call Date (as defined below), the Issuer may redeem the 20 Notes, the 20 Notes or the 20 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus basis points in the case of the 20 Notes, basis points in the case of the 20 Notes and basis points in the case of the 20 Notes less (b) interest accrued to, but excluding, the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the 20 Notes, the 20 Notes or the 20 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20 Notes, the 20 Notes or the 20 Notes, as applicable, being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. For purposes hereof, “Par Call Date” in respect of a series of Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Notes.

Series of Notes	Par Call Date
20 Notes	( month(s) prior to the maturity date of the 20 Notes)
20 Notes	( month(s) prior to the maturity date of the 20 Notes)
20 Notes	( month(s) prior to the maturity date of the 20 Notes)

See “Description of Notes—Optional Redemption.”

Certain Covenants	The Notes will be issued under an existing indenture dated as of November 17, 2023, as amended or supplemented (the “Indenture”), that will limit our ability to consolidate, merge, convey, transfer or lease all or substantially all of our assets. In addition, it will limit the ability of us and our subsidiaries to incur certain liens. These covenants, however, are subject to a number of important limitations and exceptions. See “Description of Notes—Merger, Consolidation and Sale of Assets” and “Description of Notes—Covenants— Limitations on Liens.”

Use of Proceeds	Net proceeds to us will be approximately $ million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the 2025 Equity Offering, available cash and available borrowings under the Revolving Credit Facility, to finance the Commonwealth Acquisition and, to the extent that any proceeds remain thereafter, for general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the Notes.

No Public Markets

Each series of the Notes will be a new issue of securities for which there are no existing markets. Although certain of the underwriters have informed us that they intend to make a market in the Notes of each series, they are not obligated to do so, and such underwriters may discontinue any market-making at any time without notice. Accordingly, we cannot assure you that active trading markets for the Notes will develop or continue. See “Underwriting.”

Listing	We are not applying to list the Notes on any securities exchange.

Form and Denomination	The Notes will be issued in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee and Paying Agent	U.S. Bank Trust Company, National Association.

Governing Law	The Indenture, the Notes and the guarantee will be governed by the laws of the State of New York.

Summary Consolidated Financial and Other Data

We derived the following summary consolidated statements of income data for the years ended December 31, 2024, 2023 and 2022 and the consolidated statements of financial condition data and the consolidated statements of cash flows data for the years ended December 31, 2024 and 2023 from the audited financial statements of LPLFH incorporated by reference in this prospectus supplement.

Historical results are not necessarily indicative of the results that may be expected for any future period. The following summaries of our consolidated financial data for the periods presented should be read in conjunction with “Risk Factors” included elsewhere in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2024 Annual Report and LPLFH’s audited consolidated historical financial statements and the related notes, included in our 2024 Annual Report, which are incorporated by reference herein.

	Years ended December 31,
	2024	2023	2022
Consolidated Statements of Income Data (dollars in millions):
REVENUE
Advisory	$5,461.9	$4,135.7	$3,875.2
Commission	3,305.5	2,552.6	2,326.2
Asset-based	2,497.7	2,377.7	1,760.3
Service and fee	552.0	508.4	467.4
Transaction	236.3	199.9	181.3
Interest income, net	187.6	159.4	77.1
Other	144.2	119.0	(86.5)

Total revenue	$12,385.1	$10,052.8	$8,600.8

EXPENSE
Advisory and commission	$7,751.0	$5,915.8	$5,324.8
Compensation and benefits	1,136.7	979.7	820.7
Promotional	589.3	459.2	340.0
Depreciation and amortization	308.5	247.0	199.8
Occupancy and equipment	281.2	248.6	219.8
Interest expense on borrowings	274.2	186.8	126.2
Amortization of other intangibles	135.2	107.2	87.6
Brokerage, clearing and exchange	127.9	106.0	86.1
Professional services	93.7	72.6	72.5
Communications and data processing	75.8	75.7	67.7
Other	218.5	209.4	143.9

Total expense	$10,992.2	$8,608.1	$7,489.2

Income before provision for income taxes	$1,392.9	$1,444.8	$1,111.7
Provision for income taxes	334.3	378.5	266.0

Net income	$1,058.6	$1,066.3	$845.7

	Years ended December 31,
	2024	2023	2022
Consolidated Statements of Cash Flows Data (dollars in millions):
Net cash provided by (used in):
Operating Activities	$277.6	$512.6	$1,945.6
Investing Activities	(1,592.1)	(860.2)	(376.4)
Financing Activities	1,417.4	(208.5)	(504.3)
Net increase (decrease) in cash and equivalents, cash and equivalents segregated under federal or other regulations and restricted cash	$102.9	$(556.1)	$1,064.9
Other Financial Data (dollars in millions):(1)
Gross profit(1)(2)	$4,501.3	$4,027.0	$3,189.9
Core G&A(1)(3)	$1,515.5	$1,369.4	$1,191.9

	December 31,
	2024	2023	2022
Consolidated Statements of Financial Condition Data (at period end; dollars in millions):
Cash and equivalents	$967.1	$465.7	$847.5
Total assets	$13,317.4	$10,385.5	$9,482.2
Total debt(4)	$5,494.7	$3,734.1	$2,717.4
Total liabilities(4)	$10,386.8	$8,306.5	$7,314.7
Total stockholders’ equity	$2,930.6	$2,079.0	$2,167.6
Business Metrics (at period end; dollars in billions, except advisors):
Advisory and brokerage assets(5)	$1,740.7	$1,354.1	$1,110.8
Advisory assets	$957.0	$735.8	$583.1
Brokerage assets	$783.7	$618.2	$527.7
Advisors(6)	28,888	22,660	21,275

Year ended December 31,
2024
Credit Agreement Financial Data (dollars in millions):(1)
Credit Agreement EBITDA(7)	$2,665.0
Credit Agreement Net Debt (at period end)(8)	$5,037.6
Credit Agreement Net Leverage Ratio(9)	1.89x

(1)

Management believes that presenting certain non-GAAP measures by excluding or including certain items can be helpful to investors and analysts who may wish to use some or all of this information to analyze our current performance, prospects and valuation. Management uses these non-GAAP measures internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed below are appropriate for evaluating our performance.

(2)

Gross profit is a non-GAAP financial measure defined as total revenue less advisory and commission expense; brokerage, clearing and exchange expense; and market fluctuations on employee deferred compensation. All other expense categories, including depreciation and amortization of property and equipment and amortization of other intangibles, are considered by management to be general and administrative in nature. Because our gross profit amounts do not include any depreciation and amortization expense, we consider our gross profit amounts to be non-GAAP financial measures that may not be comparable to those of others in our industry. We believe that gross profit amounts can provide investors with useful insight into our core operating performance before indirect costs that are general and administrative in nature.

	Years Ended December 31,
	2024	2023	2022
Gross Profit Reconciliation (dollars in millions)
Total revenue	$12,385.1	$10,052.8	$8,600.8
Advisory and commission expense	7,751.0	5,915.8	5,324.8
Brokerage, clearing and exchange expense	127.9	106.0	86.1
Employee deferred compensation	4.8	4.1	—

Gross Profit(†)	$4,501.3	$4,027.0	$3,189.9

(†)	Totals may not foot due to rounding.
(3)

Core G&A is a non-GAAP financial measure defined as total expense less the following expenses: advisory and commission; depreciation and amortization; interest expense on borrowings; brokerage, clearing and exchange; amortization of other intangibles; market fluctuations on employee deferred compensation; losses on extinguishment of debt; promotional (ongoing); employee share-based compensation; regulatory charges; and acquisition costs. Management presents Core G&A because it believes Core G&A reflects the corporate expense categories over which management can generally exercise a measure of control, compared with expense items over which management either cannot exercise control, such as advisory and commission expense, or which management views as promotional expense necessary to support advisor growth and retention, including conferences and transition assistance. Core G&A is not a measure of the Company’s total expense as calculated in accordance with GAAP.

	Years Ended December 31,
	2024	2023	2022
Core G&A Reconciliation (dollars in millions)
Total expense	$10,992.2	$8,608.1	$7,489.2
Advisory and commission	(7,751.0)	(5,915.8)	(5,324.8)
Depreciation and amortization	(308.5)	(247.0)	(199.8)
Interest expense on borrowings	(274.2)	(186.8)	(126.2)
Amortization of other intangibles	(135.2)	(107.2)	(87.6)
Brokerage, clearing and exchange	(127.9)	(106.0)	(86.1)
Employee deferred compensation	(4.8)	(4.1)	—
Loss on extinguishment of debt	(4.0)	—	—

Total G&A(†)	$2,386.5	$2,041.2	$1,664.7

Promotional (ongoing)(a)	(628.9)	(486.3)	(353.9)
Regulatory charges(b)	(47.3)	(71.3)	(32.6)
Employee share-based compensation(c)	(89.0)	(66.0)	(50.1)
Acquisition costs	(105.9)	(48.1)	(36.2)

Core G&A(†)	$1,515.5	$1,369.4	$1,191.9

(†)	Totals may not foot due to rounding.
(a)

Promotional expense includes business development costs related to advisor recruitment and retention, costs related to hosting certain advisory conferences that serve as training, sales and marketing events, and other costs that support advisor business growth as well as certain support costs related to full-time employees that are classified within compensation and benefits expense in the statements of income.

(b)	Regulatory charges consist of items that relate to the resolution of regulatory issues, including remediation, restitution and fines.
(c)

Employee share-based compensation expense represents share-based compensation resulting from equity awards granted to employees, officers, and directors. Such awards are measured based on the grant date fair value and recognized over the requisite service period of the awards, which generally equals the vesting period.

(4)	Total debt is presented net of approximately $22.3 million, $23.1 million and $20.5 million of unamortized debt issuance costs at December 31, 2024, 2023 and 2022, respectively.
(5)

Consists of total advisory and brokerage assets under custody at the Company’s primary broker-dealer subsidiary, LPL Financial, as well as assets under custody of a third-party custodian related to Atria’s seven introducing broker-dealer subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report which is incorporated by reference herein for a tabular presentation of advisory and brokerage assets.

(6)

“Advisors” refers to registered representatives and/or investment advisor representatives affiliated with LPL Financial, an SEC-registered broker-dealer and investment advisor, or one of Atria’s seven introducing broker-dealer subsidiaries.

(7)

Credit Agreement EBITDA, a non-GAAP financial measure, is defined by the Credit Agreement (as defined in “Description of Notes—Covenants—Limitations on Liens”) as “Consolidated EBITDA,” which is Consolidated Net Income (as defined in the Credit Agreement) plus interest expense on borrowings, provision for income taxes, depreciation and amortization, and amortization of other intangibles, and is further adjusted to exclude certain non-cash charges and other adjustments and to include future expected cost savings, operating expense reductions or other synergies from certain transactions.

Year ended December 31, 2024
EBITDA and Credit Agreement EBITDA Reconciliation (dollars in millions)
Net income	$1,058.6
Interest expense on borrowings	274.2
Provision for income taxes	334.3
Depreciation and amortization	308.5
Amortization of other intangibles	135.2

EBITDA(†)	$2,110.8
Credit Agreement Adjustments:
Acquisition costs and other	223.6
Employee share-based compensation(a)	89.0
M&A accretion	235.0
Advisor share-based compensation(b)	2.6
Loss on extinguishment of debt	4.0

Credit Agreement EBITDA(c)(†)	$2,665.0

(†)	Totals may not foot due to rounding.
(a)

Employee share-based compensation expense represents share-based compensation resulting from equity awards granted to employees, officers and directors. Such awards are measured based on the grant date fair value and recognized over the requisite service period of the awards, which generally equals the vesting period.

(b)

Represents share-based compensation for equity awards granted to advisors and financial institutions. Such awards are measured based on the grant date fair value and recognized over the requisite service period of the awards, which generally equals the vesting period.

(c)	Under the Credit Agreement, management calculates the Credit Agreement EBITDA for the trailing twelve month period at the end of each fiscal quarter.

(8)	Credit Agreement Net Debt is calculated in accordance with the Credit Agreement as consolidated total debt less Corporate Cash (as described below).

December 31, 2024
Credit Agreement Net Debt Reconciliation (dollars in millions)
Corporate debt and other borrowings	$5,517.0
Corporate Cash(a)	(479.4)
Credit Agreement Net Debt(†)	$5,037.6

(†)	Totals may not foot due to rounding.
(a)

Represents a component of cash and equivalents that includes the sum of cash and equivalents from the following: (1) cash and equivalents held at the Issuer, (2) cash and equivalents held at regulated subsidiaries as defined by the Credit Agreement, which include LPL Financial, LPL Enterprise, Atria’s seven introducing broker-dealer subsidiaries and PTC, in excess of the capital requirements of the Credit Agreement, and (3) cash and equivalents held at non-regulated subsidiaries.

(9)	Credit Agreement Net Leverage Ratio is calculated as Credit Agreement Net Debt divided by Credit Agreement EBITDA.

RISK FACTORS

An investment in the Notes involves a high degree of risk. In addition to the other information in this prospectus supplement and the accompanying prospectus, prospective investors should carefully consider the following risks together with the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the Notes. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and operations. If any of the following risks actually occur, our business, financial condition, operating results or growth prospects could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Notes. In such a case, you may lose all or part of your original investment. We cannot assure you that any of the events discussed in the risk factors below will not occur. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the sections entitled “Forward- Looking Statements” in this prospectus supplement and in Item 1A under the heading “Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus supplement.

Risks Related to our Indebtedness and the Notes

Our substantial debt could limit our ability to fund operations, expose us to interest rate volatility, limit our ability to raise additional capital and have a material adverse effect on our ability to fulfill our obligations under the Notes and on our business and prospects generally.

We have a substantial amount of debt and have significant debt service obligations. As of December 31, 2024, the Issuer’s aggregate outstanding debt was $5,517.0 million and the Issuer had $1,203.0 million of available capacity under the Revolving Credit Facility and the Issuer’s subsidiaries had $1,200.0 million or more available under LPL Financial’s five lines of credit and revolving credit facility, in each case, subject to their ability to satisfy certain conditions. Two of LPL Financial’s lines of credit have unspecified limits, both of which are primarily dependent on our ability to provide sufficient collateral, and three lines of credit and revolving credit facility have a total limit of $1,200.0 million. Our total indebtedness will increase substantially as a result of this offering.

Our substantial debt, combined with our other financial obligations and contractual commitments, could have important consequences to you, including the following:

•

our level of debt may make it more difficult for us to satisfy our obligations with respect to our debt, including the Notes, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the Indenture and the agreements governing such other debt;

•

we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

•

our interest expense could increase if interest rates increase because any outstanding borrowings under our revolving credit facility provided for under the Credit Agreement (the “Revolving Credit Facility”) and the term loan A facility provided for under the Credit Agreement (the “Term Loan A” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”) are based on variable interest rates;

•	the interest rate on our Senior Credit Facilities depends on our credit ratings by Moody’s and S&P, and therefore could increase if such credit ratings change;

•

our substantial debt leaves us vulnerable to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

•

our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements; and

•

a potential failure to comply with the financial and other restrictive covenants in any of our debt instruments, which, among other things, require us to maintain specified financial ratios, could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations under the Notes and on our business and prospects generally.

While the documents governing certain of our other outstanding senior indebtedness may require the Issuer to repay or repurchase such outstanding senior indebtedness upon the occurrence of a change of control, the Indenture does not require the Issuer to repurchase the Notes upon the occurrence of a change of control.

The documents governing our other outstanding senior indebtedness other than the Indenture, which also governs our 5.700% Senior Notes due 2027 (the “2027 Notes”), our 6.750% Senior Notes due 2028 (the “2028 Notes”), our 5.200% Senior Notes due 2030 (the “2030 Notes”), our 6.000% Senior Notes due 2034 (the “2034 Notes”) and our 5.650% Senior Notes due 2035 (the “2035 Notes”) provide that, if a change of control occurs, the Issuer may be required, as applicable, to repay such indebtedness or to give holders of such notes an opportunity to sell their notes to the Issuer at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The Indenture does not require the Issuer to repurchase the Notes upon the occurrence of a change of control.

In addition, upon the occurrence of a change of control, our level of debt may prevent us from raising the funds necessary to repay outstanding borrowings under our Senior Credit Facilities pursuant to the Credit Agreement or to repurchase all of the notes tendered to us pursuant to the indentures governing our other senior debt securities, which may result in a default or an event of default under the respective agreement and may consequently result in a default or an event of default under the Indenture pursuant to the cross-default provision contained therein.

We, including our subsidiaries, will have the ability to incur substantial additional debt, which may intensify the risks associated with our existing debt, including our ability to service our existing and future indebtedness, including the Notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, and subject to limited exceptions, the terms of the Indenture governing the Notes do not restrict our or our subsidiaries’ future incurrence of indebtedness, which may be secured or unsecured. As of December 31, 2024, the Issuer’s aggregate outstanding debt was $5,517.0 million and the Issuer had $1,203.0 million of available capacity under the Revolving Credit Facility and the Issuer’s subsidiaries had $1,200.0 million or more available under LPL Financial’s five lines of credit and revolving credit facility, in each case, subject to their ability to satisfy certain conditions. Two of LPL Financial’s lines of credit have unspecified limits, both of which are primarily dependent on our ability to provide sufficient collateral, and three lines of credit and revolving credit facility have a total limit of $1,200.0 million. Under the Credit Agreement, the Issuer has the right to request additional commitments for new term loans, new revolving credit commitments and increases to then-existing term loans and revolving credit commitments in an aggregate principal amount not to exceed the sum of (i) the greater of $500.0 million and 100% of our Consolidated EBITDA (as defined in the Credit Agreement) and (ii) the amount of additional commitments such that the senior secured net leverage ratio shall be no greater than 4.0 to 1.0 after giving effect to such commitments (assuming any such new or increased revolving commitments are fully borrowed). The Issuer may also incur additional debt from time to time, subject to the restrictions contained in our Senior Credit Facilities. If we incur additional debt above the levels in effect upon the closing of the offering, the risks associated with our substantial existing debt, including our ability to service our debt, could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. The ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the Indenture may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and the indentures governing our other senior debt securities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Each of the Issuer and the Guarantor is a holding company and relies on dividends, distributions and other payments, advances and transfers of funds from its subsidiaries to meet its debt service and other obligations.

Neither the Issuer nor the Guarantor has direct operations and each of the Issuer and the Guarantor derives all of its cash flow from its subsidiaries. Because each of the Issuer and the Guarantor conducts its operations through subsidiaries, such entity depends on its subsidiaries for dividends and other payments or distributions to meet any existing or future debt service and other obligations. Our subsidiaries will not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. The deterioration of the earnings from, or other available assets of, the Issuer’s and the Guarantor’s respective subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to the Issuer or the Guarantor. In addition, our broker-dealer subsidiaries are members of FINRA, and FINRA regulations restrict dividends in excess of 10% of a member firm’s excess net capital without FINRA’s prior approval. Compliance with this regulation may impede our ability to receive dividends from our broker-dealer subsidiaries.

The Notes will be structurally subordinated to all of the existing and future liabilities of the Issuer’s subsidiaries, and the guarantee will be structurally subordinated to all of the existing and future liabilities of the Guarantor’s subsidiaries.

The Issuer’s and the Guarantor’s right to receive any assets of any of their respective subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of December 31, 2024, the Issuer’s subsidiaries had liabilities of $3,725.7 million (excluding intercompany liabilities). Even if the Issuer or the Guarantor were a creditor of any of their respective subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it.

Additionally, all obligations under the Senior Credit Facilities, as well as certain hedging and cash management arrangements, are fully and unconditionally guaranteed on a senior basis by the Guarantor. In the event that the Issuer and its restricted subsidiaries (as defined in the Credit Agreement) incur or guarantee secured debt in an aggregate principal amount in excess of $350.0 million, the Credit Agreement would require certain of the Issuer’s direct and indirect domestic subsidiaries to guarantee all obligations under the Senior Credit Facilities. Further, our other senior debt securities other than the 2027 Notes, 2028 Notes, 2030 Notes, 2034 Notes, 2035 Notes and the Notes would be required to be guaranteed by two of the Issuer’s subsidiaries, LPL Capital Partners, Inc. and LPLIA, in the event that the relevant series of notes ceases to have an investment grade rating (as defined in the applicable indenture) by either Moody’s or S&P (each as defined in the applicable indenture).

As of December 31, 2024, LPL Capital Partners, Inc. and LPLIA had:

•	assets of $238.4 million (excluding intercompany receivables), or 1.8% of our consolidated total assets;

•	liabilities of $0.5 million (excluding intercompany liabilities), or 0.0% of our consolidated total liabilities; and

•	net revenue of $64.0 million, or 0.5% of our consolidated net revenue, for the twelve months ended December 31, 2024.

We have made only limited covenants in the Indenture governing the Notes, and these limited covenants may not protect your investment.

The Indenture governing the Notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur unsecured indebtedness which would effectively rank senior to the Notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries, except to the extent described under “Description of Notes—Covenants—Limitations on Liens” below; or

•	restrict our ability to make investments or to pay dividends, repurchase or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the Indenture for the Notes does not require us to repurchase the Notes upon the occurrence of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes. For these reasons, you should not consider the covenants in the Indenture or the repurchase features of the Notes as a significant factor in evaluating whether to invest in the Notes.

The Notes are unsecured obligations, and our assets may be insufficient to pay amounts due on the Notes. The right of holders of the Notes to receive payments on the Notes is effectively subordinated to the rights of lenders who have a security interest in our assets, to the extent of the value of those assets.

The Notes and the guarantee are unsecured obligations that will effectively be subordinated in right of payment to all of the Issuer’s secured debt to the extent of the value of the collateral securing such debt. Debt outstanding under the Senior Credit Facilities is currently unsecured. However, in the event that the Issuer and its restricted subsidiaries incur or guarantee secured debt in an aggregate principal amount in excess of $350.0 million, the Credit Agreement would require that the Guarantor, the Issuer and the Issuer’s wholly-owned material restricted domestic subsidiaries grant and perfect first priority pledges of and security interests in substantially all of their assets, including all present and future shares of capital stock of the Issuer and certain subsidiary guarantors and the present and future shares of capital stock of each of their respective material restricted domestic subsidiaries and 65% of all capital stock of each of their material restricted first-tier foreign subsidiaries, except as prohibited by law and subject to other exceptions.

Under the Credit Agreement, we have the right to request additional commitments for new term loans, new revolving credit commitments and increases to then-existing term loans and revolving credit commitments, all of which may be effectively senior to the Notes to the extent of the value of the assets, if any, securing that debt. In addition, we may incur additional secured debt.

Because the Notes and the guarantee are unsecured obligations, the right of repayment of holders of the Notes may be compromised if any of the following events were to occur:

•	a bankruptcy, liquidation, reorganization or other winding-up involving the Issuer or any of its subsidiaries;

•	a default in payment under any of our future secured debt; or

•	an acceleration of any of our existing or future secured debt.

If any of these events were to occur, the secured lenders could foreclose on the pledged stock of the Issuer’s subsidiaries and on the Issuer’s and its subsidiaries’ assets in which they have been granted a security interest, in each case to your exclusion, even if at that time an event of default exists under the Indenture. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes and the guarantee.

The Credit Agreement contains covenants which impose significant operational and financial restrictions on us, and the failure to comply with these covenants would result in an event of default under the Credit Agreement.

The Credit Agreement imposes, and the terms of any future debt may impose, on us operating and other restrictions. These restrictions affect, and in many respects limit or prohibit, among other things, the Issuer’s ability to:

•	incur additional debt and issue certain capital stock;

•	create liens;

•	make investments or acquisitions;

•	enter into transactions with affiliates;

•	sell assets;

•	guarantee debt;

•	declare or pay dividends or other distributions to shareholders;

•	repurchase equity interests;

•	redeem debt that is subordinated in right of payment to certain debt instruments;

•	enter into agreements that restrict dividends or other payments from subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

Certain covenants set forth in the Credit Agreement are currently suspended; however, these covenants would be automatically reinstated if the Issuer and its restricted subsidiaries incur or guarantee secured debt in an aggregate principal amount in excess of $350,000,000.

Certain covenants set forth in the indentures governing our other senior debt securities are currently suspended; however, these covenants would be automatically reinstated if the relevant series of notes ceases to have an investment grade rating by either Moody’s or S&P. Such covenants do not apply to the 2027 Notes, 2028 Notes, 2030 Notes, 2034 Notes or 2035 Notes.

The Credit Agreement also requires us to achieve and maintain compliance with specified financial ratios. The restrictions contained in the Credit Agreement could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or our inability to comply with the required financial ratios would result in a default under some or all of the debt agreements. During the occurrence and continuance of a default, lenders under our Senior Credit Facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, which may result in an event of default under the Indenture and the indentures governing our other senior debt securities. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. Additionally, our Credit Agreement contains a cross-default provision, which generally causes a default or event of default under the Credit Agreement upon a qualifying default or event of default under any other debt instrument and each of the Indenture and the indentures governing our other senior debt securities contains a cross-acceleration provision. If we are unable to repay outstanding borrowings when due, the lenders under our Senior Credit Facilities also have the right to proceed against the collateral granted to them to secure the debt. If lenders under the Senior Credit Facilities accelerate the debt thereunder, then the obligations under the Notes and our other senior debt securities may be accelerated. We cannot provide assurance that, if the indebtedness under our Senior Credit Facilities, the Notes and our other senior debt securities were to be accelerated, our assets would be sufficient to repay in full that indebtedness and our other indebtedness. If not cured or waived, such acceleration could have a material adverse effect on our business and our prospects.

Your ability to transfer the Notes may be limited by the absence of active trading markets, and there is no assurance that any active trading market will exist for the Notes.

Each series of the Notes is a new issue of securities for which there is no established market. We do not intend to apply for the Notes of any series to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. We have been informed by certain of the underwriters that they intend to make a market in the Notes of each series after we complete this offering. However, those underwriters are not obligated to make a market in the Notes of any series and they may cease their market-making activities at any time without notice. As a result, we cannot assure you that active trading markets will develop for the Notes, and if developed, that they will be maintained. The liquidity of trading markets, if any, for the Notes, and the market prices quoted for the Notes, may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Notes. In addition, subsequent to their initial issuances, the Notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance, and other factors.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, debt securities bearing interest at a fixed rate decline in value. Consequently, if you purchase any of the Notes and market interest rates increase, the market values of such Notes may decline. We cannot predict the future level of market interest rates.

Any decline in the ratings of our corporate credit or the ratings of the Notes could adversely affect the value of the Notes or impact our ability to access capital.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued.

Actions taken by the credit rating agencies can include maintaining, upgrading or downgrading the current credit rating or placing us on a watch list for possible future downgrading. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any decline in the ratings of our corporate credit or the Notes or any indications from the rating agencies, particularly those registered with the SEC as nationally recognized statistical rating organizations, that our corporate credit or the Notes are under surveillance or review with possible negative implications could adversely affect the value of the Notes and you may not be able to resell your Notes without a substantial discount. In addition, any decline in the ratings of our corporate credit or the Notes could increase our cost of financing and limit our ability to refinance maturing liabilities or access the capital markets to meet liquidity needs. Credit ratings are not recommendations to purchase, hold or sell the Notes.

Redemption of the Notes prior to their maturity may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes redeemed.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on such Notes.

If we redeem the Notes pursuant to the special mandatory redemption provisions, holders of those Notes may not obtain their expected return on such Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of such Notes may not reflect the financial results of our business or macroeconomic factors. Holders of the Notes will have no rights under the special mandatory redemption provisions as long as the Commonwealth Acquisition closes, nor will they have any rights to require us to repurchase their Notes if, between the closing of this offering and the closing of the Commonwealth Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Commonwealth Agreement change, including in material respects.

We may be unable to redeem any or all of the Notes in the event of the special mandatory redemption.

The closing of this offering is not conditioned upon, and is expected to be consummated before, the consummation of the Commonwealth Acquisition, which is expected to occur in the second half of 2025, subject to receipt of regulatory approval and other closing conditions. The Commonwealth Acquisition may not be consummated within the time frame specified under “Description of Notes–Special Mandatory Redemption” or at all. If a Special Mandatory Redemption Trigger has occurred, we must redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to, but excluding the date of the special mandatory redemption. We are not obligated to place the net proceeds from the sale of the Notes in escrow prior to the consummation of the Commonwealth Acquisition or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no restrictions on our use of these proceeds during that time. Accordingly, we may need to fund the special mandatory redemption using proceeds that we have voluntarily retained and from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase any or all of the Notes, which would constitute an event of default under the Indenture, which could result in defaults under certain of our other existing or future debt agreements and have material adverse consequences for us and the holders of the Notes.

Risks Related to the Proposed Acquisition

There can be no assurance that the Commonwealth Acquisition will be completed or that we will realize the expected benefits of the Commonwealth Acquisition.

Our ability to complete the Commonwealth Acquisition may also be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. Although we currently anticipate that the Commonwealth Acquisition, should it occur, will be accretive to earnings per share on an as adjusted earnings basis in the long-term, this expectation is based on assumptions about our business, the operations to be acquired and preliminary estimates, which may change materially. As a result, should the Commonwealth Acquisition occur, certain other amounts to be paid in connection with the Commonwealth Acquisition may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Commonwealth Acquisition and cause a decrease in the market price of our common stock. In addition, a change in one or more of these assumptions may result in a change in future earnings, which could be material.

We may encounter onboarding or integration challenges, and the Commonwealth Acquisition may not perform as expected.

We can provide no assurance that we will be able to successfully onboard Commonwealth’s business, nor can we provide assurance that we will be able to successfully integrate the operations acquired in the Commonwealth Acquisition or achieve expected cost savings or synergies from such integration, that the acquired operations will perform as expected or that we will not incur unforeseen obligations or liabilities. We may experience difficulties or delays in onboarding Commonwealth financial advisors, staff or clients, and it is possible that our experience in running the operations acquired in the Commonwealth Acquisition will require us to adjust our expectations regarding the impact of the acquisition on our operating results. In addition, onboarding and integration efforts are anticipated to be complex and may divert management attention and resources, which could adversely affect our operating results.

We have made certain assumptions relating to the Commonwealth Acquisition which may prove to be materially inaccurate.

We have made certain assumptions relating to the Commonwealth Acquisition, which assumptions involve significant judgment and may not reflect the full range of uncertainties and unpredictable outcomes inherent in the Commonwealth Acquisition and may be materially inaccurate. These assumptions relate to numerous matters, including:

•	our ability to realize the expected benefits of the Commonwealth Acquisition;

•	the timing of and our expected closing of the Commonwealth Acquisition;

•	the expected conversion of assets of the broker-dealer and investment advisor acquired in connection with the Commonwealth Acquisition;

•	rates of asset and advisor retention;

•	projections of future revenue, EBITDA and our earnings per share;

•	our ability to maintain, develop and deepen relationships with financial advisors and employees associated with Commonwealth;

•	our ability to retain and motivate key personnel who are critical to the operation of Commonwealth’s business;

•

our ability to obtain financing, or to generate and maintain needed cash from operations, to complete the Commonwealth Acquisition and the impact of such financing on our operating results or financial condition;

•	projections of future expenses and expense allocation relating to the Commonwealth Acquisition;

•	unknown or contingent liabilities associated with the Commonwealth Acquisition;

•	the amount of goodwill and intangibles that will result from the Commonwealth Acquisition;

•	other purchase accounting adjustments that we may record in our financial statements in connection with the Commonwealth Acquisition;

•	acquisition and integration costs, including restructuring charges and transaction costs; and

•	other financial and strategic risks of the Commonwealth Acquisition.

We are not required to and will not be providing historical financial statements of Commonwealth or pro forma financial statements reflecting the impact of the proposed Commonwealth Acquisition on our historical operating results.

We are not required to provide historical financial statements of Commonwealth or pro forma financial statements reflecting the impact of the proposed Commonwealth Acquisition on our historical operating results under Regulation S-X. As a result, we do not expect to file a Current Report on Form 8-K with historical financial information for Commonwealth and pro forma financial statement information and we are not otherwise including such information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of such historical financial information and pro forma financial statement information.

We will incur significant transaction costs in connection with the proposed Commonwealth Acquisition.

We have incurred and expect to incur a number of non-recurring costs associated with the proposed Commonwealth Acquisition, which could exceed the amounts currently estimated. These acquisition costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, filing fees and other related charges. Some of these costs are payable by us regardless of whether the proposed Commonwealth Acquisition is completed. In addition, the success of the Commonwealth Acquisition depends on our ability to onboard and integrate Commonwealth financial advisors, assets, personnel, processes, policies, procedures, operations, technologies and systems following its completion. While we have assumed that a certain level of expense will be incurred in connection with the proposed Commonwealth Acquisition, there are many factors beyond our control that could affect the total amount or the timing of the acquisition, onboarding and integration expense.

There may also be additional unanticipated significant costs in connection with the proposed Commonwealth Acquisition that we may not recoup. These costs and expenses could reduce the benefits and additional income we expect to achieve from the proposed Commonwealth Acquisition. Although we expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

We and Commonwealth may have difficulty attracting, motivating and retaining key financial advisors, employees and other personnel in light of the Commonwealth Acquisition.

Commonwealth’s success after the Commonwealth Acquisition will depend in part on its ability to attract, motivate and retain key financial advisors, employees and other personnel. Prior to and following the Commonwealth Acquisition, Commonwealth and we may lose key financial advisors, employees or other personnel, or may be unable to attract, retain and motivate qualified individuals, or the associated costs may increase. If Commonwealth cannot retain key financial advisors, employees or other personnel of Commonwealth because of uncertainty relating to the Commonwealth Acquisition, or if we cannot retain them because of the difficulty of onboarding or integration, or for any other reason, our ability to realize the anticipated benefits of the Commonwealth Acquisition could be reduced, and it may have an adverse impact on our operating results.

USE OF PROCEEDS

The net proceeds from this offering are expected to be approximately $   , after deduction of the underwriters’ discounts and estimated expenses payable by us in connection with the transactions described herein.

We intend to use the net proceeds from this offering, together with the net proceeds from the 2025 Equity Offering, available cash and available borrowings under the Revolving Credit Facility, to finance the Commonwealth Acquisition and, to the extent that any proceeds remain thereafter, for general corporate purposes. On March 31, 2025, the Guarantor announced that we had entered into the Commonwealth Agreement. The Commonwealth Acquisition is expected to close in the second half of 2025 and is subject to regulatory approvals and other customary closing conditions.

This offering is not conditioned upon the completion of the Commonwealth Acquisition or the 2025 Equity Offering, and there can be no assurance that either the Commonwealth Acquisition of the 2025 Equity Offering will be completed. This prospectus supplement is not, and should not be construed as, an offer of any securities other than the Notes offered hereby.

CAPITALIZATION

We are providing the following information to assist you in analyzing the financial aspects of the offering. We urge you to read all the information contained in the following table together with our historical financial statements and related notes contained elsewhere in this prospectus supplement and the accompanying prospectus.

The following table sets forth our cash and equivalents and consolidated capitalization as of December 31, 2024 (1) on an actual basis and (2) as adjusted to give effect to (i) additional borrowings of $69.0 million and prepayments of $1,116.0 million under the Revolving Credit Facility as of April 1, 2025, (ii) the issuance and sale of the 2030 Notes and the 2035 Notes, (iii) the issuance and sale of the Notes, (iv) the 2025 Equity Offering (assuming no exercise of the underwriters’ option to purchase additional shares) and (v) the payment of the purchase price of the Commonwealth Acquisition.

	As of December 31, 2024
	Actual	As adjusted
	(audited, dollars in millions)
Cash and equivalents	$967.1	$

Long-term obligations:
Revolving Credit Facility(1)	1,047.0
Term Loan A due 2026(2)	1,020.0
4.625% Senior Notes due 2027(2)	400.0
5.700% Senior Notes due 2027(2)	500.0
6.750% Senior Notes due 2028(2)	750.0
4.000% Senior Notes due 2029(2)	900.0
5.200% Senior Notes due 2030(3)	—
4.375% Senior Notes due 2031(2)	400.0
6.000% Senior Notes due 2034(2)	500.0
5.650% Senior Notes due 2035(3)	—
20 Notes offered hereby	—
20 Notes offered hereby	—
20 Notes offered hereby	—

Total debt(4)	$5,517.0	$
Total stockholders’ equity	$2,930.6	$

Total capitalization(5)	$8,447.6	$

(1)

As of December 31, 2024, the Issuer had $1,203.0 million of available capacity under the Revolving Credit Facility and the Issuer’s subsidiaries had $1,200.0 million available under LPL Financial’s five lines of credit and revolving credit facility. As of December 31, 2024, after giving effect to additional borrowings of $69.0 million and prepayments of $1,116.0 million under the Revolving Credit Facility as of April 1, 2025, the Issuer would have had $2,250.0 million of available capacity under the Revolving Credit Facility.

(2)	Represents the aggregate principal amount outstanding thereof.
(3)

The 2030 Notes and 2035 Notes were issued on February 26, 2025 and the use of proceeds therefrom was to repay outstanding borrowings under our Revolving Credit Facility and for general corporate purposes.

(4)	Total debt is presented gross of approximately $22.3 million of unamortized debt issuance costs as of December 31, 2024.
(5)

As Adjusted Total Capitalization does not reflect payments to be made by the Company for estimated transition assistance and estimated onboarding and integration costs for the Commonwealth Acquisition.

DESCRIPTION OF NOTES

The Issuer will issue the 20  Notes, the 20  Notes and the 20  Notes under supplemental indentures to be dated as of the closing date of the offering (collectively, the “supplemental indenture”) among LPL Holdings, Inc., as issuer, LPL Financial Holdings Inc., as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), supplementing the indenture with the trustee dated as of November 17, 2023 (the “base indenture”). We refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the Notes include those expressly set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following summary of the terms of the Notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus. Those documents, and not this description, define your legal rights as a holder of the Notes. The following description supplements, and supersedes to the extent it is inconsistent with, the statements under “Description of the Debt Securities and Guarantees” in the accompanying prospectus.

For purposes of this description, the terms the “Issuer” “we,” “us” and “our” refer only to LPL Holdings, Inc. and not to any of its subsidiaries, unless we specify otherwise. References to the “Guarantor” in this description refer to LPL Financial Holdings Inc., not including its subsidiaries. The Issuer is a direct subsidiary of the Guarantor and is an intermediate holding company of the Guarantor’s business.

General

The 20  Notes will be issued in an initial principal amount of $    million and will mature on    , 20  . The 20  Notes will be issued in an initial principal amount of $    million and will mature on    , 20  . The 20  Notes will be issued in an initial principal amount of $    million and will mature on    , 20  . We may, without the consent of holders of the Notes, increase the principal amount of the Notes of any series by issuing additional senior debt securities of such series in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional senior debt securities of such series, and with the same CUSIP number as the Notes of such series offered hereby, provided that the additional senior debt securities of such series constitute part of the same issue as the Notes of the applicable series offered hereby for U.S. federal income tax purposes. The Notes of a series offered by this prospectus supplement and any additional senior debt securities of such series would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

The Notes of each series will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “—Certificated Securities”.

The indenture does not contain any provisions that would necessarily protect holders of the Notes if the Issuer or the Guarantor become involved in a highly leveraged transaction, change of control, reorganization, merger or other similar transaction that adversely affects the Issuer, the Guarantor or the holders of the Notes. A sinking fund will not be provided for the Notes.

Guarantee

The Guarantor will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and all other amounts due under the indenture, when and as the same shall become due and payable, whether at maturity, by acceleration, upon redemption or otherwise (the “guarantee”). The guarantee provides that in the event of a default in payment on a Note, the holder of the Note may institute legal proceedings directly against the Guarantor to enforce the guarantee without first proceeding against the Issuer.

Optional Redemption

Prior to the applicable Par Call Date (as defined below), the Issuer may redeem the 20  Notes, the 20  Notes or the 20  Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points in the case of the 20  Notes,    basis points in the case of the 20  Notes and    basis points in the case of the 20  Notes less (b) interest accrued to, but excluding, the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the 20  Notes, the 20  Notes or the 20  Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Par Call Date” means: (i) with respect to the 20  Notes, at any time on or after   (    month(s) prior to the maturity date of the 20  Notes), (ii) with respect to the 20  Notes, at any time on or after     (    month(s) prior to the maturity date of the 20  Notes) and (iii) with respect to the 20  Notes, at any time on or after    (    month(s) prior to the maturity date of the 20  Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States

Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any optional redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the 20  Notes, the 20  Notes or the 20  Notes to be redeemed, as applicable.

In the case of a partial redemption, selection of the 20  Notes, the 20  Notes or the 20  Notes, as applicable, for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any 20  Note, 20  Note or 20  Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the 20  Note, the 20  Note or the 20  Note to be redeemed. A new 20  Note, 20  Note or 20  Note, as applicable, in a principal amount equal to the unredeemed portion of the 20  Note, the 20  Note or the 20  Note, as applicable, will be issued in the name of the holder of the 20  Note, the 20  Note or the 20  Note, as applicable, upon surrender for cancellation of the original 20  Note, the original 20  Note or the original 20  Note, as applicable. For so long as the 20  Notes, the 20  Notes or the 20  Notes, as applicable, are held by DTC (or another depositary), the redemption of the 20  Notes, the 20  Notes or the 20  Notes, as applicable, shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 20  Notes, the 20  Notes , the 20  Notes or portions thereof, as applicable, called for redemption.

In addition, the Issuer, the Guarantor and their respective affiliates may purchase the 20  Notes, the 20  Notes and the 20  Notes from the holders thereof from time to time, either in the open market or in private transactions. Any of the 20  Notes, the 20  Notes and the 20  Notes purchased by the Issuer, the Guarantor or any of their respective affiliates may, at the purchaser’s discretion, be held, resold or canceled.

Special Mandatory Redemption

If (i) the consummation of the Commonwealth Acquisition (as defined below) does not occur on or before December 28, 2025, (ii) the Issuer notifies the trustee and the holders of the Notes that the Issuer will not pursue the consummation of the Commonwealth Acquisition or (iii) the Commonwealth Agreement (as defined below) has been terminated without consummation of the Commonwealth Acquisition (each of (i), (ii) and (iii), a “Special Mandatory Redemption Trigger”), we will be required to redeem the Notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

In the event that we become obligated to redeem the Notes pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than ten business days after the date on which a Special Mandatory Redemption Trigger occurred, deliver notice to the trustee and the holders of the Notes of the Special Mandatory Redemption and the date upon which the Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be within ten business days following the date of such notice, unless some longer minimum period may be required by DTC (or any successor depositary), in which case the Special Mandatory Redemption Date will be the first business day following the end of such longer minimum period), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of the Notes. The trustee will then reasonably promptly mail or electronically deliver (or otherwise transmit in accordance with the depositary’s procedures) such notice of Special Mandatory Redemption to each registered holder of the Notes. Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an event of default with respect to the Notes of such series.

Upon the consummation of the Commonwealth Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply. For the purposes of the foregoing, the Commonwealth Acquisition will be deemed consummated if the closing under the Commonwealth Agreement occurs, including after giving effect to any amendments or modifications to the Commonwealth Agreement or waivers thereunder.

For purposes of the Notes:

“Commonwealth Acquisition” means the acquisition by the Issuer of Commonwealth Financial Network pursuant to the Commonwealth Agreement.

“Commonwealth Agreement” means the Equity Purchase Agreement dated as of March 28, 2025, by and among Gratitude Holdings, Inc., Odd Couple, Inc., CFN Holding Company, LLC and the Issuer, as the same may be amended from time to time.

Interest

Interest on the 20  Notes will accrue at the rate of % per year from and including    , 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in cash in arrears on    and    of each year, commencing on    , 2025. Interest will be paid to those persons who were holders of record of the 20  Notes on the immediately preceding    and    . Interest on the 20  Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the 20  Notes will accrue at the rate of % per year from and including    , 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in cash in arrears on    and    of each year, commencing on    , 2025. Interest will be paid to those persons who were holders of record of the 20  Notes on the immediately preceding    and    . Interest on the 20  Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the 20  Notes will accrue at the rate of % per year from and including    , 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in cash in arrears on     and    of each year, commencing on    , 2025. Interest will be paid to those persons who were holders of record of the 20  Notes on the immediately preceding    and    . Interest on the 20  Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or stated maturity date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close or be closed. All payments will be made in U.S. dollars.

Priority

The Notes will be senior unsecured obligations of the Issuer that rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated indebtedness and that rank senior in right of payment to all of the Issuer’s future subordinated debt. The Notes will be effectively subordinated to the Issuer’s future secured obligations to the extent of the value of the collateral securing such obligations and will be structurally subordinated to all of the existing and future liabilities of the Issuer’s subsidiaries. As of December 31, 2024, the Issuer’s subsidiaries had liabilities of $3,725.7 million (excluding intercompany liabilities).

As described under “—Guarantee,” the Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor. The guarantee will be a senior unsecured obligation of the Guarantor that ranks equally in right of payment with all of the Guarantor’s existing and future senior unsecured obligations that are not expressly subordinated to the guarantee. The guarantee will be effectively subordinated to the Guarantor’s future secured obligations to the extent of the value of the collateral securing such obligations and will be structurally subordinated to all of the existing and future liabilities of the Guarantor’s subsidiaries. The guarantee will be senior in right of payment to all of the Guarantor’s future subordinated debt.

Neither the Issuer nor the Guarantor has direct operations and each of the Issuer and the Guarantor derives all of its cash flow from its subsidiaries. Because each of the Issuer and the Guarantor conducts its operations through subsidiaries, such entity depends on its subsidiaries for dividends and other payments or distributions to meet any existing or future debt service and other obligations. Our subsidiaries will not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. The deterioration of the earnings from, or other available assets of, the Issuer’s and the Guarantor’s respective subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to the Issuer or the Guarantor. In addition, our broker-dealer subsidiaries are members of FINRA, and FINRA regulations restrict dividends in excess of 10% of a member firm’s excess net capital without FINRA’s prior approval. Compliance with this regulation may impede our ability to receive dividends from our broker-dealer subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which the Issuer or the Guarantor can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create (other than the restrictions described in “—Limitation on Liens” below), incur, assume or guarantee. See “Risk Factors—Risks Related to our Indebtedness and the Notes”.

As of December 31, 2024, the Issuer’s aggregate outstanding debt was $5,517.0 million and the Issuer had $1,203.0 million of available capacity under the Revolving Credit Facility and the Issuer’s subsidiaries had $1,200.0 million or more available under LPL Financial’s five lines of credit and revolving credit facility, in each case, subject to their ability to satisfy certain conditions. Two of LPL Financial’s lines of credit have unspecified limits, both of which are primarily dependent on our ability to provide sufficient collateral, and three lines of credit and revolving credit facility have a total limit of $1,200.0 million. As of December 31, 2024, the Guarantor had no indebtedness other than its guarantees of indebtedness of the Issuer.

Maturity

The 20  Notes will mature on    , 20  , the 20  Notes will mature on    , 20  and the 20  Notes will mature on    , 20  .

Covenants

Limitation on Liens

Neither the Issuer nor the Guarantor will, and neither of them will permit any of their respective subsidiaries to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the voting securities of any Principal Subsidiary unless the Issuer or the Guarantor, as applicable, causes the Notes (and if the Issuer or the Guarantor, as applicable, so elects, any other indebtedness ranking on a parity with the Notes) to be secured equally and ratably with (or, at the option of the Issuer or the Guarantor, as applicable, prior to) any indebtedness for borrowed money secured thereby for so long as such indebtedness for borrowed money is so secured. For purposes of the Notes:

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 10, 2017, among the Issuer, the Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and the other parties party thereto from time to time (as amended, amended and restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time with borrowings or commitments from lenders under one or more credit agreements).

“Permitted Liens” means (1) liens for taxes or assessment or governmental charges or levies (a) that are not then due and delinquent or (b) the validity of which is being contested in good faith; (2) judgment liens arising from any litigation or legal proceedings which are currently being contested in good faith by appropriate proceedings; (3) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; (4) liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP; (5) liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (6) any liens existing on the issue date (other than liens securing the Credit Agreement); (7) liens securing indebtedness for borrowed money under the Credit Agreement in an aggregate amount not to exceed $3,275,000,000; (8) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any liens referred to in the foregoing clauses (3), (4), (5) and (6), provided that the principal amount of indebtedness for borrowed money secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal of indebtedness for borrowed money, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; and (9) liens securing cash management and treasury services arising in the ordinary course of business.

“Principal Subsidiary” means any subsidiary of the Issuer or the Guarantor the total assets of which as set forth in the most recent statement of financial condition of such subsidiary equal more than 10% of the consolidated total assets of the Issuer or the Guarantor, as applicable, and their respective subsidiaries as determined from the most recent consolidated statement of financial condition of the Issuer or the Guarantor, as applicable, and their respective subsidiaries.

Notwithstanding the limitations on liens described, and without limiting the Issuer’s, the Guarantor’s or any of their respective subsidiaries’ ability to issue, incur, create, assume or guarantee indebtedness secured by Permitted Liens, the Issuer, the Guarantor and their respective subsidiaries will be permitted to incur indebtedness for borrowed money secured by a lien, without regard to the restrictions described in “— Limitations on Liens,” if at the time the indebtedness for borrowed money is incurred and after giving effect to such indebtedness for borrowed money and to the retirement of indebtedness which is concurrently being retired, the aggregate principal amount of all indebtedness for borrowed money secured by liens that are restricted by, and not otherwise permitted by, the provisions described under “—Limitation on Liens,” does not exceed 10% of the consolidated total assets of the Guarantor and its subsidiaries, as determined according to GAAP.

Additional Covenants

Under the indenture:

(1)	The Issuer will duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and the indenture;

(2)

The Issuer will maintain in the City of New York, New York an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and the indenture may be served;

(3)	The Issuer and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, subject to certain exceptions;

(4)

The Issuer and the Guarantor, to the extent that they may lawfully do so, will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and

(5)

The Issuer and the Guarantor will deliver to the trustee, within fifteen days after the same is filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Issuer or the Guarantor, as applicable, is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). To the extent required by the Trust Indenture Act, the Issuer and the Guarantor will otherwise comply with the requirements of Section 314(a) of the Trust Indenture Act. Any such report, information or document that the Issuer or the Guarantor, as applicable, files with the SEC through the SEC’s EDGAR filing system (or any successor system) shall be deemed delivered to the trustee at the time of such filing through the EDGAR database (or successor thereto), without notice to the trustee or any other action on the part of the Issuer or the Guarantor.

Merger, Consolidation and Sale of Assets

The indenture provides that the Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person (in a transaction in which the Issuer is not the surviving entity) unless (1) the resulting, surviving or transferee Person is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes by supplemental indenture all of the Issuer’s obligations under the Notes and the indenture; and (2) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture.

The indenture provides that the Guarantor may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person (other than the Issuer) in a transaction in which the Guarantor is not the surviving entity unless (1) the resulting, surviving or transferee Person is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes by supplemental indenture all of the Guarantor’s obligations under the guarantee and the indenture; and (2) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture.

Upon any consolidation by the Issuer or the Guarantor, as applicable, with or merger by the Issuer or the Guarantor, as applicable, into any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer or the Guarantor, as applicable, the successor formed by such consolidation or into which the Issuer or the Guarantor, as applicable, is merged or the Person to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Guarantor, as applicable, under the indenture with the same effect as if such successor Person had been named as the Issuer or Guarantor, as applicable, in the indenture, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture, the guarantee (if applicable) and the Notes.

For purposes of the Notes:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

Events of Default, Notice and Waiver

The following are events of default under the indenture for the Notes of any series:

(1)	default in the payment of any interest upon any Notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)

default in the payment of the principal of, or premium, if any, on any Notes of that series whether at maturity, upon redemption (including failure to make the Special Mandatory Redemption with respect to the Notes of that series, if required in accordance with the terms described above) or otherwise;

(3)

default in the performance, or breach, of any other covenant of the Issuer or the Guarantor in the indenture, the Notes of that series or the guarantee, and continuance of such default or breach for a period of 90 days after notice has been given to the Issuer and the Guarantor by the trustee or to the Issuer, the Guarantor and the trustee by the holders of at least 25% in principal amount of the outstanding Notes of that series, in accordance with the indenture;

(4)

the guarantee with respect to Notes of such series shall for any reason cease to be, or shall for any reason be asserted in writing by the Issuer or the Guarantor not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and the guarantee;

(5)

default by the Issuer, the Guarantor or any of their respective subsidiaries in the payment at its stated final maturity, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $75 million or more, or acceleration of the Issuer’s, the Guarantor’s or any of their respective subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to the Issuer and the Guarantor by the trustee or to the Issuer, the Guarantor and the trustee by holders of at least 25% in aggregate principal amount of the Notes of that series then outstanding, in accordance with the indenture; provided, however, that if any failure, default or acceleration referred to above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured;

(6)

failure by the Issuer, the Guarantor or any of their respective subsidiaries, within 60 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Issuer, the Guarantor or any of their respective subsidiaries exceeds $75 million, which are not stayed on appeal; and

(7)

certain events of bankruptcy, insolvency or reorganization with respect to the Issuer, the Guarantor or of any of their respective subsidiaries that is a subsidiary of the Issuer or the Guarantor that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act (“Significant Subsidiary”) or any group of their respective subsidiaries that in the aggregate would constitute a “Significant Subsidiary.”

If an event of default with respect to Notes of any series, other than an event of default referred to in clause (7) above, occurs and is continuing, then and in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding Notes of that series may declare the principal amount of all of the Notes of that series to be due and payable immediately, by a notice in writing to the Issuer (and to the trustee if given by holders of the Notes of that series), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an event of default specified in clause (7) above occurs, the principal amount of all of the outstanding Notes of that series shall be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any Note of that series.

At any time after a declaration of acceleration with respect to the Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding Notes of that series, by written notice to the Issuer and the trustee, may rescind and annul such declaration and its consequences if:

(1)	the Issuer has paid or deposited with the trustee a sum sufficient to pay certain amounts;

(2)	all events of default with respect to Notes of that series, other than the non-payment of principal which have become due solely by such declaration of acceleration, have been cured or waived; and

(3)	the rescission would not affect any subsequent default or impair any right consequent on such default.

Except as provided in the indenture, the holders of not less than a majority in principal amount of the outstanding Notes of any series may on behalf of the holders of all the Notes of such series waive any past default under the indenture with respect to the Notes of such series and its consequences, except a default:

(1)	in the payment of the principal of (and premium, if any) or interest on any Note of that series; or

(2)	in respect of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding Note of such series affected,

which default in the case of the foregoing clauses (1) and (2) may only be waived with the consent of the holder of each outstanding Note of such series affected thereby.

The Issuer will deliver to the trustee, within 120 days after the end of each fiscal year of the Issuer, an officer’s certificate stating whether or not, to the knowledge of the signing officer, the Issuer or the Guarantor was in default in the performance and observance of any of the terms, provisions and conditions applicable to the Issuer or the Guarantor during such fiscal year and, if the Issuer or the Guarantor was in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge. If any default or event of default under clauses (3) through (6) under “—Events of Default” has occurred and is continuing, within 30 business days after its becoming aware of such occurrence, the Issuer will deliver to the trustee an officer’s certificate specifying such event and what action the Issuer is taking or proposes to take with respect thereto.

Within 60 days after the trustee has actual knowledge of an occurrence of any default under the indenture with respect to the Notes of any series, the trustee must mail to each registered holder of the Notes of such series a notice of such default. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Note of such series, the trustee need not mail the notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes of such series.

Limitation on Suits

The indenture limits the right of holders of the Notes of any series to institute legal proceedings. No holder of the Notes of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(1)	such holder has previously given written notice to the trustee of a continuing event of default with respect to Notes of that series;

(2)

the holders of not less than 25% in principal amount of the outstanding Notes of that series have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under indenture;

(3)	such holder or holders have offered to the trustee indemnity and/or security satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)	the trustee for 60 days after its receipt of such notice, request and offer of security and/or indemnity has failed to institute any such proceeding; and

(5)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes of that series.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in principal amount of the outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes of such series.

Legal Defeasance and Covenant Defeasance

The Issuer and the Guarantor may at any time elect to have all of their obligations discharged with respect to the outstanding Notes of any series and the guarantee of the outstanding Notes of such series on the date the certain conditions are satisfied (“legal defeasance”), except for the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of (and premium, if any) and interest on the Notes of such series when such payments are due from the trust referred to below, and except for certain other obligations of the Issuer, certain other rights of the trustee under the indenture and the provision of the indenture relating to legal defeasance and covenant defeasance (as defined below).

In addition, the Issuer and the Guarantor may at any time elect to have their obligations released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the Notes of a series (“covenant defeasance”). In the event covenant defeasance occurs, certain events will no longer constitute an event of default with respect to the Notes of such series.

In order to exercise either legal defeasance or covenant defeasance, the Issuer must irrevocably deposit with the trustee for the benefit of the holders of the Notes of the applicable series money or specified U.S. government obligations in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on the outstanding Notes of such series on the stated maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the outstanding Notes of such series on the date on which such payments are due and payable in accordance with the terms of the indenture. In addition, the Issuer must deliver to the trustee certain opinions of counsel and an officer’s certificate in connection with such defeasance, and the Issuer may not exercise such defeasance (i) if an event of default with respect to the Notes of such series has occurred and is continuing on the date of such deposit (other than an event of default resulting from borrowing of funds to be applied to such deposit, the grant of any lien securing such borrowing and the consummation of other transactions in connection therewith), (ii) if such defeasance would cause the trustee for Notes of such series to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Issuer or (iii) if such defeasance would result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or the Guarantor is a party or by which it is bound (other than an event of default resulting from borrowing of funds to be applied to such deposit, the grant of any lien securing such borrowing and the consummation of other transactions in connection therewith).

Satisfaction and Discharge

Upon the request of the Issuer, the indenture will cease to be of further effect with respect to the Notes of any series and the guarantee of Notes of such series (except as to any surviving rights of registration of transfer or exchange of the Notes of such series and replacement of lost, stolen or mutilated Notes of such series provided for in the indenture), and the trustee, on the demand of and at the expense of the Issuer, will execute instruments acknowledging satisfaction and discharge of the indenture with respect to the Notes of such series, when:

(1)	either:

(a)

all the Notes of such series that have been authenticated and delivered have been delivered to the trustee for cancellation (other than (i) Notes of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) Notes of such series for whose payment money has theretofore been deposited in trust or held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in the indenture); or

(b)	all the Notes of such series that have not been delivered to the trustee for cancellation: (i) have become due and payable,

(ii)	will become due and payable at their stated maturity within one year, or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption,

and the Issuer, in the case of clauses (i), (ii) or (iii) above, has deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of establishing an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes of such series that have become due and payable) or to the stated maturity or redemption date, as the case may be,

(2)	the Issuer has paid or caused to be paid all other sums payable under the indenture by the Issuer with respect to the Notes of such series; and

(3)

the Issuer has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent in the indenture provided for the satisfaction and discharge of the indenture with respect to the Notes of such series have been complied with.

At any time when no Notes of any series are outstanding, the indenture shall, upon request of the Issuer, cease to be of further effect and the trustee, at the expense of the Issuer, must execute instruments of satisfaction and discharge of the indenture.

Notwithstanding the satisfaction and discharge of the indenture, the obligations of the Issuer to the trustee under the section of the indenture relating to compensation and reimbursement of the trustee and, if the Issuer has deposited money with the trustee to pay and discharge the entire indebtedness on the Notes, the obligations of the trustee under the indenture relating to deposited money held in trust and money for Notes payments held in trust shall survive.

Modifications and Amendments

With the consent of the holders of not less than a majority in principal amount of the outstanding Notes of each series so affected by such supplemental indenture, by the action of such holders delivered to the Issuer and the trustee, the Issuer, any Guarantor affected thereby and the trustee (at the direction of the Issuer) may enter into an indenture or supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of the Notes of such series or of modifying in any manner the rights of the holders of the Notes of such series under the indenture. However, without the consent of the holder of each outstanding Note directly and adversely affected by a supplemental indenture, such supplemental indenture may not (with respect to any outstanding Notes held by a non-consenting holder):

(1)

change the stated maturity of, the redemption date (including the provisions set forth under “—Special Mandatory Redemption”) of, the principal of, or any installment of principal of or interest on, such Note;

(2)	reduce the principal amount of such Note or the rate of interest thereon or any premium payable upon the redemption thereof;

(3)	change the currency in which such Notes or any premium or the interest thereon is payable;

(4)	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of such Notes (or, in the case of redemption, on or after the redemption date);

(5)	release the Guarantor from any of its obligations under the guarantee except as permitted under the indenture;

(6)

reduce the percentage in principal amount of the outstanding Notes of the series for such outstanding Note, the consent of whose holders of the Notes is required for any such supplemental indenture, or the consent of whose holders of the Notes is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or

(7)

modify any of the provisions of the indenture relating to supplemental indentures with consent of holders of the Notes or waivers of past defaults, except to increase the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders of the Notes is required under any such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note directly affected thereby, in each case subject to certain exceptions.

Without the consent of or notice to any holders of the Notes or any other party hereto, the Issuer, the Guarantor and the trustee (at the direction of the Issuer) at any time and from time to time, may enter into one or more supplemental indentures for any of the following purposes:

(1)

to evidence the succession of another Person to the Issuer or the Guarantor or successive successions, and the assumption by any such successor of the covenants of the Issuer or the Guarantor in the indenture and in the Notes;

(2)

to add to the covenants of the Issuer or the Guarantor for the benefit of the holders of all or any series of the Notes or to surrender any right or power in the indenture conferred upon the Issuer or the Guarantor;

(3)

to add any additional events of default with respect to all or any series of the Notes; provided, however, that in respect of any such additional events of default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default or may limit the right of the holders of a majority in aggregate principal amount of the Notes of that or those series of Notes to which such additional events of default apply to waive such default;

(4)

to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form;

(5)	to secure the Notes or to confirm and evidence the release, termination or discharge of any lien securing the Notes to the extent permitted by the indenture;

(6)

to add one or more guarantees for the benefit of holders of all or any series of the Notes or to confirm and evidence the release, termination or discharge of any guarantee to the extent permitted by the indenture;

(7)	to make a change to the Notes of any series that does not adversely affect (as determined in good faith by the Issuer) the rights of any holder of the Notes of such series;

(8)

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the Notes of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture;

(9)

to cure any ambiguity or omission or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect (as determined in good faith by the Issuer);

(10)	to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(11)	to provide for the issuance of additional Notes of any series;

(12)	to conform the indenture or the Notes to the description thereof in the “Description of Notes” contained in this prospectus supplement;

(13)

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance and/or satisfaction and discharge of the Notes of any series pursuant to the indenture, provided that any such action shall not adversely affect the interests of any holder of the Notes of such series in any material respect;

(14)	to comply with the rules of any applicable depository;

(15)	to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in uncertificated form;

(16)	to provide for reduction in the minimum denominations of the debt securities; or

(17)	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded.

Trustee

The trustee for the Notes is U.S. Bank Trust Company, National Association. We have appointed the trustee as the paying agent, and registrar with regard to the Notes. The indenture permits the trustee to deal with the Issuer, the Guarantor and any of their respective affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the Notes, the trustee must eliminate the conflict or resign. The trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the Notes of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture and use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security and/or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request or direction.

Denominations, Interest, Registration and Transfer

The Notes will be issued in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of global securities. We will not impose a service charge in connection with any transfer or exchange of any Note. See “—Global Notes; Book-Entry Form” for a description of transfer restrictions that apply to the Notes.

Global Notes; Book-Entry Form

Global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee of DTC.

Beneficial interests in a global note may be held directly through DTC if the holder is a participant in DTC or indirectly through organizations that are participants in DTC.

Except in the limited circumstances described below and in “—Certificated Securities,” holders of Notes will not be entitled to receive Notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of Notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the Notes represented by such global note for all purposes under the indenture and the Notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global note.

Payments of principal, premium, if any, and interest under each global note will be made to DTC or its nominee as the registered owner of such global note. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/ or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book- entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Certificated Securities

The trustee will exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

(1)

DTC notifies us that it is unwilling or unable to continue as depositary for that global note or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 120 days;

(2)	we, at our option, notify the trustee that we have elected to cause the issuance of Notes in definitive form under the indenture; or

(3)	an event of default has occurred and is continuing.

Settlement and Payment

We will make payments in respect of Notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities.

We expect the Notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the Notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences applicable to the ownership and disposition of the Notes issued in this offering but does not purport to be a complete analysis of all potential U.S. federal income tax consequences. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions, each as in effect or in existence as of the date of this prospectus supplement. All of these are subject to change or different interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those summarized below. No ruling has been requested from the IRS regarding the considerations discussed in this summary, and there is no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations discussed below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in the Notes in light of their specific circumstances or to investors that may be subject to special rules under U.S. federal income tax law, including:

•	broker-dealers in stocks, securities or currencies;

•	securities traders that use a mark-to-market method of accounting;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt entities;

•	persons holding Notes as part of a synthetic security, a straddle or a hedging, integrated, conversion or constructive sale transaction;

•	persons who are subject to the expatriation provisions of the Code;

•	IRAs or other tax-deferred accounts;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	pass-through entities and arrangements classified as partnerships for U.S. federal tax purposes, or investors in such entities;

•	U.S. Holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	persons required to accelerate the recognition of any item of income as a result of such income being included on an applicable financial statement; or

•	holders subject to alternative minimum tax.

This summary also does not discuss alternative minimum tax consequences or the tax consequences arising under any state, local or non-U.S. law, or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences or the 3.8% Medicare tax on certain investment income).

This discussion is limited to investors who purchase Notes for cash in this offering. Moreover, this discussion is limited to investors who purchase and hold Notes as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, “U.S. Holder” means the beneficial owner of a Note that is, or that for U.S. federal income tax purposes is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means any beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of the Notes.

THE FOLLOWING DISCUSSION IS INTENDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, NON-U.S. OR OTHER U.S. FEDERAL TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND THE MEDICARE TAX ON INVESTMENT INCOME.

Effect of Certain Additional Payments

In certain circumstances, we may pay amounts in excess of the stated interest or principal on the Notes or to make payments in advance of their scheduled times (e.g., as described under “Description of Notes—Optional Redemption” and, with respect to the Notes, as described under “Description of Notes—Special Mandatory Redemption”). Except as otherwise provided, we do not intend to take such potential payments into account in determining the yield to maturity of the Notes because of, among other things, the likelihood of such payments. This position is based in part on assumptions, as of the date of issuance of the Notes, (1) regarding the likelihood that such payments will have to be paid or that we will elect to pay such amounts and/or (2) relating to the expected yield to maturity of the Notes. Our position is binding on a holder subject to U.S. federal income taxation unless such investor discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and, if the IRS were to successfully challenge this position, an investor might be required to accrue ordinary interest income on the Notes in an amount greater than, and with timing different from the timing described herein, with respect to the stated interest and to treat as ordinary interest income (rather than capital gain) any gain realized on a taxable disposition of a Note.

The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the tax considerations relating to contingent payment debt instruments.

Taxation of U.S. Holders

Stated Interest

Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Possible effect of certain alterations to the Notes or transactions including reorganizations, mergers and consolidations

The Issuer may make certain alterations to the Notes or engage in certain transactions, including without limitation reorganizations, mergers and consolidations as described above under “Description of Notes.” Depending on the circumstances, a change in the obligor of the Notes as a result of such alteration or transaction could result in a deemed taxable exchange to a U.S. Holder and the modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. The Issuer may be required to report certain information regarding such transaction that may be relevant to U.S. Holders including by (1) filing Form 8937 with the IRS and providing copies to certain of its Holders or (2) posting such information on its website.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of a Note

A U.S. Holder generally will recognize gain or loss upon a sale, exchange, retirement, redemption or other taxable disposition of a Note, equal to the difference, if any, between:

•

the amount of cash and the fair market value of any property received (less any amount allocable to the accrued but unpaid stated interest, which amount will be taxable as ordinary interest income to the extent not previously so taxed, as discussed above, regardless of whether the U.S. Holder otherwise realizes a gain on the transaction); and

•	the U.S. Holder’s adjusted tax basis in the Note.

A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. Holder, reduced (but not below zero) by any prior principal payments on such Note.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Note has been held for more than one year by the U.S. Holder at the time of the disposition. Under current law, long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at preferential rates. The ability of a U.S. Holder to offset capital losses against ordinary income is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments of stated interest and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the Notes, unless a U.S. Holder is an exempt recipient. In addition, backup withholding may apply to such payments and proceeds if a U.S. Holder fails to properly establish an exemption (generally, by providing an IRS Form W-9 certifying such exemption). All individuals are subject to these requirements. In general, corporations are exempt from these requirements; provided that their exemptions are properly established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (or refunded); provided that the required information is timely provided to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

The rules governing the U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non- U.S. income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

Interest

Subject to the discussion below regarding backup withholding and FATCA (as defined below), no U.S. federal income or withholding tax generally will be required with respect to the payment of interest on the Notes that qualifies as portfolio interest. Interest on a Note owned by a Non-U.S. Holder will qualify as portfolio interest if (1) such interest is not effectively connected with the conduct of a U.S. trade or business by such Non- U.S. Holder, (2) such Non-U.S. Holder does not actually or constructively own stock processing 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable U.S. Treasury regulations, (3) such Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively (within the meaning of the Code and applicable U.S. Treasury regulations), (4) such Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code, and (5) the applicable certification requirements (including a certification that such Non-U.S. Holder is not a U.S. person) are satisfied (generally by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form or other applicable form)).

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless, under current procedures, the Non-U.S. Holder delivers (i) a properly completed IRS Form W-8ECI (or successor form) stating that interest paid on its Notes is not subject to withholding tax because it is effectively connected to its conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below) or (ii) a properly completed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding tax under an applicable income tax treaty.

Interest that is effectively connected with the conduct of a U.S. trade or business of a Non-U.S. Holder generally will not be subject to withholding tax, but will be taxable on a net basis as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Moreover, a Non-U.S. Holder that is a corporation may be subject to an additional 30% branch profits tax (or a lower applicable treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits, subject to adjustments.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of a Note

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement, redemption or other disposition of a Note (except to the extent proceeds are attributable to accrued but unpaid stated interest, in which case the above rules regarding interest would apply), unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case (unless an applicable income tax treaty provides otherwise) the Non-U.S. Holder generally will be taxed in the same manner discussed above with respect to effectively connected interest income (and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to the branch profits tax); or (2) in the case of a Non-U.S. Holder that is an individual, the holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on the amount by which capital gains allocable to U.S. sources (including gains from a taxable disposition of the note) exceed certain capital losses allocable to U.S. sources (except as otherwise provided by an applicable income tax treaty).

Possible effect of certain alterations to the Notes or transactions including reorganizations, mergers and consolidations

As described in more detail under “Taxation of U.S. Holders—Possible effect of certain alterations to the Notes or transactions including reorganizations, mergers and consolidations,” the Issuer may make certain alterations to the Notes or engage in certain transactions that could result in deemed taxable exchange of the Notes.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to a Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest on the Notes; provided that the Non-U.S. Holder has provided certification that such holder is a Non-U.S. Holder (generally by providing a properly completed applicable IRS Form W-8).

Information reporting and, depending on the circumstances, backup withholding, will generally apply to the proceeds of a sale or other disposition (including a retirement or redemption) of the Notes within the United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that such holder is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any (or refunded); provided that the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

FATCA

Pursuant to Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), U.S. Treasury regulations thereunder, and administrative guidance, a 30% U.S. federal withholding tax will apply to payments of interest on the Notes paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such institution enters into an agreement with the U.S. government to collect and report to the U.S. government, on an annual basis, information with respect to its U.S. accountholders and meets certain other specified requirements (or, in certain circumstances, complies with similar reporting requirements of the non-U.S. government in the jurisdiction in which it is organized or located under an intergovernmental agreement between such non-U.S. government and the U.S. government) or (ii) a non- financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. FATCA generally will apply to all such payments without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from imposition of the U.S. federal withholding tax discussed above under “Taxation of Non-U.S. Holders” pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Prospective investors should consult their own tax advisors regarding the possible implications of FATCA and whether it may be relevant to such investor’s acquisition, ownership and disposition of the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding, and disposition of the Notes by (i) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) any plan (as defined in Section 4975(e)(1) of the Code) or other arrangement that is subject to Section 4975 of the Code, or (iii) any entity whose underlying assets are considered to include “plan assets” of any plans described in subsections (i) or (ii) (as determined pursuant to U.S. Department of Labor regulations at 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA) (collectively, the plans and entities described in subsections (i) through (iii) above are referred to herein as “Plans”). Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) or other employee benefit plans or arrangements not subject to Title I of ERISA or Section 4975 of the Code (“Other Plan Investors”) may not be subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the Code but may be subject to similar restrictions under other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”).

General Fiduciary Matters

ERISA and Section 4975 of the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and Section 4975 of the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Section 404(a)(1) of ERISA sets forth a general standard of behavior and restrictions for fiduciaries of Plans subject to Title I of ERISA. It requires that a fiduciary discharge its duties with respect to such a Plan (i) solely in the interest of the participants and beneficiaries of such Plan, (ii) for the exclusive purpose of providing benefits to participants and their beneficiaries and defraying reasonable expenses of administering the Plan, (iii) in accordance with a prudent-man rule (that is “with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims”), (iv) by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, and (v) in accordance with the documents governing the Plan insofar as they are consistent with ERISA.

In considering an investment in the Notes with the assets of any such Plan, a fiduciary should give appropriate consideration to, among other things, whether the acquisition and holding of the Notes is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code or any Similar Laws relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and Section 4975 of the Code, the role that the investment plays in the Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the Plan’s purposes, an examination of the risk and return factors, the portfolio’s composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the Plan, and the projected return of the total portfolio relative to the Plan’s funding objectives. Similar duties and restrictions may apply to fiduciaries of Other Plan Investors. Fiduciaries of Other Plan Investors subject to Similar Laws should consider their fiduciary duties under such Similar Laws in determining whether to invest in the Notes offered hereby.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving assets of a Plan with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is applicable to the transaction. Parties in interest or disqualified persons could include, without limitation, us, the underwriters, the agents or any of their respective affiliates.

“Prohibited transactions” may include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property (such as the Notes) between a Plan and a party in interest or a disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any plan assets. The acquisition and/or holding of the Notes by a Plan with respect to which we, any of our affiliates, the trustee or any of its respective affiliates or any underwriter is or becomes considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the Notes are acquired and are held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Relevant class exemptions may include, without limitation, PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company pooled separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving life insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Plan and a person that is a party in interest or disqualified person; provided that such person is a party in interest or disqualified person solely by reason of providing services to the Plan or a relationship to such a service provider, and neither such person nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction; provided further that the Plan pays no more than and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and prospective acquirers of the Notes should consult with their legal advisors regarding the applicability of any such exemptions. Furthermore, note that these exemptions may be subject to change from time to time, including, for example, PTCE 84-14, which the U.S. Department of Labor amended on April 3, 2024.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction (including, without limitation, the lending of money or the extension of credit by the Plan) may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. For example, a Plan holding a Note would be viewed by the U.S. Department of Labor as a continuing extension of credit by the Plan to the Company. In addition, a fiduciary of a Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction. Each original or subsequent purchaser or transferee of a Note that is or may become a Plan is responsible for determining the extent, if any, to which the purchase and holding of a Note will constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Because of the foregoing, the Notes should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition, holding and, if applicable, disposition will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Laws.

Representation

The foregoing discussion is general in nature and is not intended to be all-inclusive. Further, no assurance can be given that future legislation, administrative rulings, court decisions or regulatory action will not modify the statements set forth in this discussion. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that Plan fiduciaries, or other persons considering acquiring the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel, prior to any such acquisition, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Notes.

Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, a Plan. Purchasers of the Notes have the exclusive responsibility for ensuring that their acquisition, holding, and disposition of the Notes complies with their fiduciary duties set forth in ERISA, the Code and any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA or the Code or provisions under any applicable Similar Laws. No representation is made that the sale of any Notes to a Plan meets the fiduciary requirements for investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally. Neither we nor any of the parties described in this prospectus supplement, or their affiliates, are providing investment advice to any Plan, through this prospectus supplement or otherwise, in connection with the sale of the Notes.

Each person acquiring a Note will be deemed to have represented and agreed that either (i) it is not a Plan or an Other Plan Investor and no assets of a Plan or an Other Plan Investor have been used to acquire the Notes or (ii) (A) its acquisition, holding and disposition of the Notes or interests in the Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of an Other Plan Investor, a violation of any Similar Laws), (B) none of the Issuer, the underwriters or any of their respective affiliates have undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity in connection with the Notes and the transactions contemplated with respect to the Notes and (C) the decision to purchase the Notes has been made by a duly authorized fiduciary who is independent of the Issuer, the underwriters and their respective affiliates.

UNDERWRITING

Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Citizens JMP Securities, LLC, Truist Securities, Inc. and U.S. Bancorp Investments, Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, among the Issuer, the Guarantor and the representatives of the underwriters, each underwriter named below, with respect to the sale of the applicable series of Notes, has severally, and not jointly, agreed to purchase, and the Issuer has agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Morgan Stanley & Co. LLC	$	$	$
Citigroup Global Markets Inc.
Citizens JMP Securities, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Total	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all the Notes, if any are purchased.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and customary legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The following table shows the per note and total underwriting discount to be paid to the underwriters by us in connection with this offering:

Per 20 Note		%
Per 20 Note		%
Per 20 Note		%
Total	$

The Notes sold by the underwriters to the public will initially be offered at the applicable public offering price listed on the cover page of this prospectus supplement. Any 20  Notes sold by the underwriters to dealers may be sold at such price less a concession not in excess of % of the principal amount of the 20  Notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of % of the principal amount of the 20  Notes, to other dealers. Any 20  Notes sold by the underwriters to dealers may be sold at such price less a concession not in excess of % of the principal amount of the 20  Notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of % of the principal amount of the 20  Notes, to other dealers. Any 20  Notes sold by the underwriters to dealers may be sold at such price less a concession not in excess of % of the principal amount of the 20  Notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of % of the principal amount of the 20  Notes, to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

We estimate that the total expenses of this offering, including printing fees and legal and accounting expenses, but excluding registration and filing fees and the underwriting discounts will be approximately $   .

We have also agreed to indemnify and hold harmless the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

During the period from the date hereof through and including the closing date of this offering, the Issuer and the Guarantor have agreed to not, without the prior written consent of the representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuer or the Guarantor and having a tenor of more than one year.

New Issue of Notes

The 20  Notes, the 20  Notes and the 20  Notes are new issues of securities with no established trading markets. We do not intend to apply for the Notes of any series to be listed on any national securities exchange or to arrange for their quotation on any automated dealer quotation system. We cannot assure you that the prices at which the Notes of any series will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes of any series will develop and continue after this offering. Certain of the underwriters have advised us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes of any series at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes of any series.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, stabilizing transactions and covering transactions. Over-allotment involves sales in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a short position for the underwriter. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

These activities may stabilize, maintain or otherwise affect the market price of the Notes of any series. As a result, the price of the Notes of any series may be higher than the price that otherwise might exist in the open market. Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes of any series. In addition, there is no obligation on the part of the underwriters to engage in such transactions and neither the underwriters nor we make any representation that any underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Initial Settlement

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the second business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+2”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes should consult their own advisors.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, lending, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisor services for LPLFH, the Issuer and their respective affiliates, for which they received or may in the future receive customary fees and expenses. In addition, Morgan Stanley & Co. LLC acted as exclusive financial advisory to the Company in connection with the Compass Acquisition. Morgan Stanley Senior Funding, Inc., an affiliate of Morgan Stanley & Co. LLC, committed to provide the Bridge Facility in connection with the Commonwealth Acquisition, for which such affiliate will be paid customary fees. The commitments in respect of the Bridge Facility will be reduced on a dollar-for-dollar basis by the aggregate net cash proceeds of this Notes offering and the 2025 Equity Offering. Each of the underwriters in this Notes offering is also acting as an underwriter in the 2025 Equity Offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of LPLFH or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the Indenture governing the Notes.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in a member state of the EEA who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and Issuer that it and any person on whose behalf it acquires Notes is (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to MiFID II subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Issuer nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129, as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement and the accompanying prospectus or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Issuer that it and any person on whose behalf it acquires Notes is (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining appropriate distribution channels. Neither the Issuer nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This prospectus supplement and the accompanying prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA,

(ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offering of the Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Issuer nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The underwriters have been represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York.

INDEPENDENT AUDITORS

The consolidated statements of financial condition of LPLFH and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of income, stockholders’ equity, and cash flows, for the years ended December 31, 2024, December 31, 2023 and December 31, 2022, incorporated by reference in this prospectus supplement, and the effectiveness of internal control over financial reporting as of December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report incorporated herein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus supplement and the accompanying prospectus, we “incorporate by reference” certain information filed by LPLFH with the SEC, which means that important information can be disclosed to you by referring to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents that LPLFH has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	LPLFH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 20, 2025;

•

the sections of LPLFH’s Definitive Proxy Statement on Schedule 14A for LPLFH’s Annual Meeting of Stockholders, as filed with the SEC on March  25, 2025, that are specifically incorporated by reference into LPLFH’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	LPLFH’s Current Reports on Form 8-K, as filed with the SEC on February 25, 2025, February 26, 2025, March 6, 2025 and March 31, 2025; and

•	any future filings LPLFH makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion of this offering.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or any exhibits furnished pursuant to Item 9.01 of Form 8-K in relation to such furnished information.

The information incorporated by reference contains important information about us and our financial condition and is considered to be part of this prospectus supplement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

On our website, http://www.lpl.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Hard copies of all such filings are available free of charge by request via email (investor.relations@lplfinancial.com), telephone ((800) 877- 7210), or mail (Secretary, LPL Financial Holdings Inc. at 4707 Executive Drive, San Diego, CA 92121). The information contained or incorporated on our website is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$4,000,000,000

Common Stock

Debt Securities

Guarantees

LPL Financial Holdings Inc. may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

LPL Holdings, Inc. may, from time to time, offer to sell non-convertible debt securities consisting of senior or subordinated notes and debentures and/or other evidences of indebtedness in one or more series, and which will be fully and unconditionally guaranteed by LPL Financial Holdings Inc.

This prospectus describes the general manner in which these securities may be offered using this prospectus. Each time we sell these securities, the specific terms will be determined at the time of the offering and will be included in a supplement to this prospectus. We may sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

LPL Financial Holdings Inc. common stock is listed on the Nasdaq Global Select Market under the symbol “LPLA.” On March 20, 2025, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $334.45 per share.

Investing in our securities involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 25, 2025

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

i

ABOUT THIS PROSPECTUS

When we use the terms “we”, “us”, “our”, and the “Company,” we mean LPL Financial Holdings Inc., a Delaware corporation, and its consolidated subsidiaries, taken as a whole, unless the context otherwise indicates. When we use the term “LPL Holdings, Inc.” we mean LPL Holdings, Inc., a Massachusetts corporation, unless the context indicates otherwise.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell different types of securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q or subsequent filings with the SEC and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

LPL Holdings, Inc. may issue debt securities using this prospectus. LPL Holdings, Inc. is a direct subsidiary of the Company and an intermediate holding company of the Company’s business. The debt securities issued by LPL Holdings, Inc. will rank equally in right of payment with all of LPL Holdings, Inc.’s (i) other unsecured and unsubordinated indebtedness, in the case of senior debt securities, and (ii) unsecured and subordinated indebtedness, in the case of LPL Holdings, Inc.’s subordinated debt securities. Such obligations will be effectively subordinated to LPL Holdings, Inc.’s future secured obligations to the extent of the value of the collateral securing such obligations. Such obligations will be structurally subordinated to all of the existing and future liabilities of the existing and future subsidiaries of LPL Holdings, Inc.

The debt securities of LPL Holdings, Inc. issued hereunder will be fully and unconditionally guaranteed by LPL Financial Holdings Inc. The obligations of LPL Financial Holdings Inc. as guarantor of such debt securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all of existing and future senior unsecured obligations that are not expressly subordinated to LPL Financial Holdings Inc.’s guarantee of the debt securities of LPL Holdings, Inc. and will be effectively subordinated to the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. Such obligations will be structurally subordinated to all of the existing and future liabilities of the Company’s existing and future subsidiaries.

Pursuant to Rule 13-01 of Regulation S-X under the Securities Act of 1933, as amended, the following tables present unaudited summary financial information of LPL Financial Holdings Inc., as guarantor, excluding its consolidated subsidiaries, and LPL Holdings, Inc., as the issuer, excluding its consolidated subsidiaries on a combined basis. Balances and transactions between LPL Holdings, Inc. and the Company have been eliminated. Financial information for non-guarantor subsidiaries has been excluded. Intercompany balances and transactions between the Company, LPL Holdings, Inc. and the non-guarantor subsidiaries are presented on separate lines.

Summarized Guarantor Financial Information

LPL Holdings, Inc. & LPL Financial Holdings Inc.
Combined Summarized Statements of Income (in thousands)	Year Ended December 31, 2024
Revenues(1)	$107,153
Revenues from non-guarantor subsidiaries	16,246
Advisory and commission expense(1)	103,333
Interest expense on borrowings	270,278
Expenses from non-guarantor subsidiaries	22,800
Loss before provision for income taxes	(354,528)
Net loss	(269,956)

(1)

Revenues primarily include unrealized gains and losses on assets held in the non-qualified deferred compensation plan offered to advisors and employees, while advisory and commission expense includes the deferred advisory and commission fee expense associated with mark-to-market gains or losses on the non-qualified deferred compensation plan offered to advisors.

LPL Holdings, Inc. & LPL Financial Holdings Inc.
Combined Summarized Statements of Financial Condition (in thousands)	December 31, 2024
Cash and equivalents	$39,782
Other receivables, net	15,032
Property and equipment, net	161,845
Goodwill	1,251,908
Other intangibles, net	67,486
Receivables from non-guarantor subsidiaries	148,855
Other assets	1,333,061
Corporate debt and other borrowings, net	5,494,724
Accounts payable and accrued liabilities	66,818
Payables to non-guarantor subsidiaries	101,400
Other liabilities	1,247,792

FORWARD-LOOKING STATEMENTS

Statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein regarding the Company’s future financial and operating results, outlook, growth, plans, business strategies, liquidity, future indebtedness, future share repurchases and dividends, including statements regarding future resolution of regulatory matters, legal proceedings and related costs; future revenue and expense; future affiliation models and capabilities; the expected conversion, transition and onboarding of advisors, institutions and assets in connection with our acquisition and recruitment activity; market and macroeconomic trends, including the effects of inflation and the interest rate environment; and projected savings and anticipated improvements to the Company’s operating model, services and technologies as a result of its investments, initiatives, programs and acquisitions, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company’s historical performance and its plans, estimates, and expectations. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that expectations or objectives expressed or implied by the Company will be achieved. The achievement of such expectations and objectives involves risks and uncertainties that may cause actual results, levels of activity or the timing of events to differ materially from those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include:

•	changes in general economic and financial market conditions, including retail investor sentiment;

•

changes in interest rates and fees payable by banks participating in the Company’s client cash programs, including the Company’s success in negotiating agreements with current or additional counterparties;

•	the Company’s strategy and success in managing client cash program fees;

•	fluctuations in the levels of advisory and brokerage assets, including net new assets, and the related impact on revenue;

•

effects of competition in the financial services industry and the success of the Company in attracting and retaining financial advisors and institutions, and their ability to provide financial products and services effectively;

•	whether retail investors served by newly-recruited advisors choose to move their respective assets to new accounts at the Company;

•	difficulties and delays in onboarding the assets of acquired, recruited or transitioned advisors, including the receipt and timing of regulatory approvals that may be required;

•	disruptions in the businesses of the Company that could make it more difficult to maintain relationships with advisors and their clients;

•	the choice by clients of acquired, recruited or transitioned advisors not to open brokerage and/or advisory accounts at the Company;

•	changes in the growth and profitability of the Company’s fee-based offerings and asset-based revenues;

•	the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by federal and state regulators and self-regulatory organizations;

•

the cost of defending, settling and remediating issues related to regulatory matters or legal proceedings, including civil monetary penalties or actual costs of reimbursing customers for losses in excess of our reserves or insurance;

•

changes made to the Company’s services and pricing, including in response to competitive developments and current, pending and future legislation, regulation and regulatory actions, and the effect that such changes may have on the Company’s gross profit streams and costs;

•

execution of the Company’s capital management plans, including its compliance with the terms of the Company’s amended and restated credit agreement, the committed revolving credit facility at our primary broker-dealer subsidiary, LPL Financial LLC, and the indentures governing the Company’s senior unsecured notes;

•

strategic acquisitions and investments, including pursuant to the Company’s Liquidity & Succession solution, and the effect that such acquisitions and investments may have on the Company’s capital management plans and liquidity;

•	the price, availability and trading volumes of shares of the Company’s common stock, which will affect the timing and size of future share repurchases by the Company, if any;

•

execution of the Company’s plans and its success in realizing the synergies, expense savings, service improvements or efficiencies expected to result from its investments, initiatives and acquisitions, expense plans and technology initiatives;

•

whether advisors affiliated with businesses that we acquire or enter into strategic relationships with will transition registration to the Company and whether assets reported as serviced by such financial advisors will translate into assets of the Company;

•	the performance of third-party service providers to which business processes have been transitioned;

•	the Company’s ability to control operating risks, information technology systems risks, cybersecurity risks and sourcing risks; and

•	the other factors set forth in the Company’s most recent Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q.

Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date such statements were made, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date such statements were made.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, possible acquisitions and repayment of debt. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

LPL Holdings, Inc. may offer non-convertible debt securities, which may be senior debt securities or subordinated debt securities. The debt securities will be wholly and unconditionally guaranteed by LPL Financial Holdings Inc., its direct parent. The debt securities issued by LPL Holdings, Inc. will be issued under one or more indentures, each to be entered into by LPL Holdings, Inc., LPL Financial Holdings Inc., as guarantor, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The trustee, registrar, paying agent, transfer agent, collateral agent, calculation agent and/or foreign currency agent (collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. The terms of the debt securities will include those described in the applicable prospectus supplement and those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have included a copy of the form of indenture as an exhibit to this Registration Statement. The indenture will be subject to and governed by the terms of the Trust Indenture Act.

DESCRIPTION OF COMMON STOCK

References to the “Company,” “us,” “we” or “our” in this section mean LPL Financial Holdings Inc. and do not include the subsidiaries of LPL Financial Holdings Inc.

The following summary of the terms of our common stock does not purport to be complete. You should refer to our Amended and Restated Certificate of Incorporation (our “Certificate”) and our Seventh Amended and Restated Bylaws (our “Bylaws”), both of which are on file with the SEC as exhibits to previous filings. The summary below is also qualified by provisions of applicable law.

General

Under our Certificate, we have authority to issue up to 600,000,000 shares of common stock, par value $0.001 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the Nasdaq Global Select Market under the symbol “LPLA”. As of February 26, 2025, we had 74,679,757 shares of common stock outstanding, held by 789 record holders.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Bylaws provide that a nominee for director will be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” such nominee’s election; however, if the number of persons properly nominated for election to our board of directors (the “Board of Directors”) exceeds the number of directors to be elected, the directors will be elected by the plurality of the votes properly cast. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Anti-takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws

Our Certificate and our Bylaws contain certain provisions that may discourage, delay or prevent a change in our management or control over us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

Action by Written Consent

The Delaware General Corporation Law (“DGCL”) provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our Certificate provides that any action required or permitted to be taken by our stockholders may only be taken at a duly called annual or special meeting of stockholders, and not by written consent without a meeting.

Special Meeting of Stockholders

Our Certificate and Bylaws provide that, subject to any special rights of the holders of any series of preferred stock and to the requirements of applicable law, special meetings of our stockholders can only be called by (a) our chair or vice chair of the Board of Directors, (b) our chief executive officer or (c) a majority of the Board of Directors through a special resolution.

Advance Notice Requirements for Stockholder Proposals

Our Bylaws set forth advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors or brought by a stockholder of record who is entitled to vote at the meeting and who has delivered a timely written notice in proper form (in accordance with both our Bylaws and applicable law) to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Proxy Access

Our Bylaws provide that a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate a specified number of directors and have those nominees included in our proxy materials, provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. The maximum number of stockholder nominees permitted under these provisions is the greater of two or 20% of the number of directors in office. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board of Directors for inclusion in our proxy statement must satisfy the requirements specified in our Bylaws.

Requirements for Removal and Interim Election of Directors

Subject to the special rights of the holders of any series of preferred stock to elect directors, holders of at least two-thirds of the shares entitled to vote at an election of the directors must approve the removal of directors. Vacancies and newly-created directorships will be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. In addition, the Certificate provides that any vacancy created by the removal of a director by the stockholders shall only be filled by, in addition to any other vote otherwise required by law, the affirmative vote of a majority of the outstanding shares of common stock. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our Board of Directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least two-thirds of the voting power of our outstanding shares of common stock. Additionally, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of common stock is required to alter, amend or repeal, or to adopt any provision inconsistent with, the “Board of Directors,” “No Action by Written Consent,” “Special Meetings of Stockholders,” “Amendments to the Amended and Restated Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our Certificate. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our Certificate and our Bylaws.

Exclusive Jurisdiction of Certain Actions

Our Certificate requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery of the State of Delaware. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global

Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could make more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations

We have elected to not be subject to Section 203 of the DGCL, which regulates business combinations with “interested stockholders.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on the Nasdaq Global Select Market. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements and other information with the SEC. We make these documents publicly available, free of charge, on our website at lpl.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not a part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of the registration statement of which this prospectus is part and prior to the effectiveness of such registration statement, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 20, 2025;

•	Our Current Reports on Form 8-K, as filed with the SEC on February 25, 2025, February 26, 2025 and March 6, 2025; and

•

Description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on November  12, 2010, as supplemented by Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 20, 2025, and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Secretary

LPL Financial Holdings Inc.

4707 Executive Drive

San Diego, California 92121

(800) 877-7210

Copies of these filings are also available, without charge, on the SEC’s website at sec.gov and on our website at lpl.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

LPL Holdings, Inc.

$    % Senior Notes due 20

$    % Senior Notes due 20

$    % Senior Notes due 20

Guaranteed as to the Payment of Principal and Interest by

LPL Financial Holdings Inc.

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley	Citigroup	Citizens Capital Markets	Truist Securities	US Bancorp

     , 2025